UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Choice Hotels International, Inc.
(Name of Registrant as Specified in Its Charter)

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CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 24, 2015

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.
You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on April 24, 2015, at 9:00 a.m., Eastern Time, for the following purposes:

1
To elect eight directors from the nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified;

2	To approve an amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and to approve material terms for the payment of performance-based compensation under the Plan;
3	To hold an advisory vote to approve executive compensation;
4	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and
5	To transact other business properly coming before the Annual Meeting.
Shareholders who owned Common Stock as of the close of business on the record date of March 2, 2015, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
A list of the Company’s shareholders will be available for inspection at the Annual Meeting and at the office of the Company located at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
March 26, 2015
Rockville, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND MAILING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 24, 2015

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2015 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”
The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy material to you and all other shareholders on or about March 26, 2015. The Board is asking for you to vote your shares by completing and returning the proxy card, voting online or voting by telephone.
Shareholders who owned Common Stock as of the close of business on March 2, 2015 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 2, 2015, there were 57,385,344 outstanding shares of Common Stock.
Driving Directions to Choice’s Corporate Headquarters in Rockville, Maryland
GPS
For GPS driving directions, please use 200 East Middle Lane, Rockville, Maryland, as our 1 Choice Hotels Circle, Suite 400, Rockville, MD 20850 address is not updated in all navigation systems. Choice is located on the corner of East Middle Lane and Hungerford Drive in Rockville, MD.
From Washington, DC and points south
Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.
From Frederick, MD and points north
Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

TABLE OF CONTENTS	2
PROXY SUMMARY	3
QUESTIONS AND ANSWERS	8
PROPOSAL 1—ELECTION OF EIGHT DIRECTORS	12
Nomination	12
Family Relationships	12
Director Qualifications	12
BOARD OF DIRECTORS	14
Nominees	14
Continuing Directors	15
Board Recommendation	15
CORPORATE GOVERNANCE	16
Board of Directors	16
Board Leadership Structure	16
Board’s Role in Risk Oversight	16
Director Independence	17
Corporate Governance Guidelines	17
Corporate Ethics Policy	17
Committees of the Board	17
Contacting the Board of Directors	20
Consideration of Director Candidates	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
EXECUTIVE COMPENSATION	24
Compensation Discussion and Analysis	24
Executive Summary	24
Compensation Philosophy and Objectives	29
Compensation Competitive Analysis	31
Elements of Compensation	31
Compensation Decision-Making Process	33
Fiscal 2014 Compensation	34
Short-Term Incentive Compensation	34
Long-Term Incentive Compensation	37
Other Benefit Programs and Policies	40
Board Compensation and Management Development Committee Report on Executive Compensation	44
Summary Compensation Table	45
Grants of Plan-Based Awards for 2014	48
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table	49
Outstanding Equity Awards at Year-End 2014	51
Option Exercises and Stock Vested for 2014	53
Non-Qualified Deferred Compensation for 2014	54
Potential Payments upon Termination or Change in Control	56
Non-Executive Director Compensation for 2014	64
PROPOSAL 2—APPROVAL OF AN AMENDMENT TO 2006 LONG-TERM INCENTIVE PLAN TO EXTEND THE TERM OF THE PLAN AND APPROVAL OF MATERIAL TERMS FOR THE PAYMENT OF PERFORMANCE-BASED COMPENSATION UNDER THE PLAN	66
PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	71
PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	72
ADDITIONAL INFORMATION	73
Certain Relationships and Related Transactions	73
Section 16(a) Beneficial Ownership Reporting Compliance	75
Audit Committee Report	76
Shareholder Proposals for 2016 Annual Meeting	77
Shareholders Sharing the Same Last Name and Address	77
Solicitation of Proxies	77
Other Matters to Come Before the Meeting	77
APPENDIX A - AMENDMENT TO 2006 LONG-TERM INCENTIVE PLAN	A-1
APPENDIX B - 2006 LONG-TERM INCENTIVE PLAN	B-1

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2014 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

2014 Annual Meeting of Stockholders

Date and Time:	April 24, 2015, 9:00 a.m. Eastern Time
Location:	1 Choice Hotels Circle, Rockville, MD 20850
Record Date:	March 2, 2015
Voting:
Stockholders as of the record date are entitled to vote by internet at www.envisionreports.com/chh; by telephone at 1-800-652-8683; by completing and returning their proxy card or voting instruction card; or in person at the Annual Meeting. If you hold your stock in street name, please see "Questions and Answers" for more information about voting.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Directors	FOR each nominee
Proposal 2	Approval of an Amendment to the Company's 2006 Long-Term Incentive Plan to Extend the Term of the Plan and Approval of Material Terms for the Payment of Performance-Based Compensation Under the Plan	FOR
Proposal 3	Advisory Approval of the Compensation of the Company's Named Executive Officers	FOR
Proposal 4	Ratification of Ernst & Young as the Company's Independent Registered Public Accounting Firm	FOR

Governance Highlights

The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained stockholder value. With a focus on serving the interests of stockholders, the Board of Directors collaborates with the Company's senior management and external advisors to remain abreast of and to evaluate corporate governance trends and best practices.

✓ Annual election of directors - The Company is in the process of de-staggering its Board which will result in annual election of all directors beginning with the 2016 annual meeting	✓ Annual Chief Executive Officer evaluation by independent directors
✓ Separate positions for Chairman of the Board and Chief Executive Officer	✓ Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee
✓ Executive sessions of the Board's independent directors - The Board meets regularly in executive session. Eight such meetings were held in 2014	✓ Annual report of succession planning and management development by Chief Executive Officer
✓ Lead independent director - In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board

✓ Anti-hedging policy - The Company has a comprehensive insider trading policy and restricts employees, including NEOs, from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds

✓ Stock ownership and holding requirements - Directors, Named Executive Officers (NEOs) and other executives have stock ownership and holding requirements; directors are required to reach and maintain ownership of $300,000 of Company stock
✓ Independent Board committees - The Compensation and Management Development Committee, Audit Committee and Corporate Governance and Nominating Committee are made up entirely of independent directors
✓ Clawback policy - Executives' Management Incentive Plan incentives are subject to a clawback that applies in the event of certain financial restatements	✓ Reductions in executive perquisites including the elimination of auto allowances and most tax gross-ups
✓ Long-standing commitment to sustainability and environmentally friendly building and operating practices	✓ Enhanced global hotline and web portal to encourage employees to report financial, ethics and employee relations issues
✓ Active recruitment of new directors with certain skills and experience such as a mastery of technology and excellence in online sales	✓ Pledging policy - The Company prohibits Directors and Section 16 Officers from pledging shares without prior written approval of the General Counsel
✓ Board governance training program	✓ Mandatory compliance training focusing on Foreign Corrupt Practices Act and related anti-corruption and ethical matters

Directors

You are being asked to vote for eight directors. As the Company is in the final year of de-staggering its Board, two directors are continuing and are not up for election at this time. Beginning with the 2016 Annual Meeting, all directors will be up for annual election. Except for Mr. Bainum, Dr. Renschler and Mr. Joyce, all nominees meet the New York Stock Exchange (NYSE) governance standards for director independence.

Nominees
Name	Age	Director Since	Occupation	Independent	A	CMD	CGN	D
Barbara T. Alexander	66	2012	Independent Consultant, Former Senior Advisor for UBS	X	CH			M
Stewart W. Bainum, Jr.	68	1977, except 1996-1997	Chairman of the Board, Investor
Stephen P. Joyce	55	2008	President and Chief Executive Officer
Monte J. M. Koch	51	2014	Vice Chairman & Co- Founder, Auction.com	X	M		M
Liza K. Landsman	45	2014	Chief Customer Officer, Jet.com	X	M**			M**
Scott A. Renschler, Psy.D.	45	2008	Clinical Psychologist in Private Practice					M
Ervin R. Shames	74	2002	Lead Independent Director, Management Consultant, Former Chief Executive Officer of Borden, Inc.	X	M	CH	M
Gordon A. Smith	56	2004	Chief Executive Officer, Chase Consumer and Community Banking, JP Morgan Chase	X		M		CH
Continuing Board Members
William L. Jews	63	2000, except 2005-2006	Former President and Chief Executive Officer, CareFirst, Inc.	X		M	CH	M
John P. Tague	52	2012	President and Chief Executive Officer, Hertz Global Holdings, Inc.	X	M***	M
*A= Audit, CMD = Compensation and Management Development, CGN = Corporate Governance and Nominating, D = Diversity, CH = Chair, M = Member
**Ms. Landsman joined the Audit and Diversity Committees in December 2014.
*** Mr. Tague served on the Audit Committee until December 2014.

2014 Strategic Director Additions

The Company has been making strategic additions to its Board of Directors, increasing its experience base in technology and online sales.
Liza K. Landsman. On October 28, 2014, the Company announced the addition of Liza K. Landsman, then EVP and Chief Marketing Officer of E*TRADE to its Board of Directors. Ms. Landsman is now Chief Customer Officer with Jet.com and brings over 20 years of digital, mobile and social media experience with large global companies and start-up businesses to the Choice Board. She possesses a strong background in financial services, particularly within the consumer banking, wealth management and credit card industries. Ms. Landsman's technical experience, knowledge of consumer behavior and deep understanding of how consumers interact across different channels make her an asset to the Company. In her current role at Jet.com, Ms. Landsman oversees marketing, advertising and all aspects of the customer experience. At E*TRADE, Ms.Landsman was responsible for the company's marketing initiatives and sat on the Executive Committee of the firm. Prior to her role as Chief Marketing Officer at E*TRADE, Ms. Landsman served as Managing Director of Digital Marketing at BlackRock, Inc., Operating Partner and Acting Chief Marketing Officer at Bravas Partners LLC, and over a 10-year period served in a variety of roles at Citigroup, Inc. Ms. Landsman is standing for election at the 2015 Shareholder Meeting.

Monte J. M . Koch. On March 17, 2014, the Company announced that Monte Koch was appointed to its Board of Directors. Mr. Koch brings over 25 years of investment banking experience and currently serves as the Vice Chairman and Co-Founder of Auction.com, the nation's leading online real estate marketplace. Prior to his time at Auction.com, Mr. Koch was the Global Head of Real Estate Investment Banking at Deutsche Bank Securities, the U.S. investment banking and securities arm of Deutsche Bank. During his tenure at Deutsche Bank Securities, Mr. Koch also served as its Chairman of Mergers and Acquisitions for the Americas, driving strategy and deal execution for some of the firm's most prominent real estate, gaming and lodging clients. Mr. Koch is standing for reelection at the 2015 Shareholders Meeting.

Stock Performance Graph

This graph shows the cumulative total shareholder return for Choice’s common stock in each of the five years from December 31, 2009 to December 31, 2014. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and our performance peer group of companies, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2009, in Choice stock, the S&P 500 Index and Choice’s performance peer group and assumes that all dividends were reinvested.

Five Years Ended December 31, 2014 ($)

	Initial	2010	2011	2012	2013	2014
Choice Hotels International, Inc.	100.00	123.48	125.40	150.49	223.62	258.93
NYSE Composite	100.00	113.39	109.04	126.47	159.71	170.49
S&P Hotels, Resorts & Cruise Lines	100.00	153.28	123.75	154.92	200.07	248.20
Performance Peer Index (2014 Peer Group)	100.00	103.96	145.08	148.13	144.18	166.15
Performance Peer Index - Marcus, Brinker International, Boyd Gaming, Starwood Hotel & Resorts Worldwide, DineEquity, Churchhill Downs, Vail Resorts, Jack in the Box, Wyndham Worldwide, Panera Bread, Interval Leisure Group, Sonic, Hyatt Hotels, Wendy's, Red Robin Gourmet Burgers, Texas Roadhouse

2014 Business Performance Highlights

Hotels and Hotel Experience	TSR and Financial	Operational
The Company opened 379 hotels worldwide in 2014.	Strong total shareholder return of 16% during 2014 (and approximately 27% annualized return over the three-year period 2012 – 2014) with continued investment in growth alternatives.	Domestic system-wide RevPAR increased 8.5% in 2014 as occupancy and average daily rates increased 310 basis points and 3.0% respectively over 2013.
The Company executed 566 new domestic hotel franchise contracts in 2014, an increase of 36 contracts or 7% over 2013.	Total revenues in 2014 was $758.0 million, an increase of $33.3 million or 4.6% over 2013.	Operating income in 2014 was $214.6 million, a 9% increase over 2013.
Guests' Likelihood to Recommend (LTR) scores remained strong at 8.41, driven in part by improvements in Sleep Inn and Comfort branded properties as a result of strategic investments and reinventions of those brands.
	During 2014, the Company paid $43.5 million in cash dividends to stockholders and purchased 1.4 million shares of common stock under its repurchase program at a total cost of $72.6 million.	Domestic royalty fees in 2014 totaled $263.0 million, an increase of 8% over 2013 and franchising revenues in 2014 totaled $344.8 million, an increase of $27.8 million or 9% over 2013.

Compensation Highlights

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. Our performance measurement framework and key fiscal 2014 pay actions for our NEOs are summarized below.

Base Salary

2014 Base Salary Actions: Salary increases ranged from 3.2% to 18.7% among our NEOs (averaging 10.52%). Increases were given to recognize individual performance, skills, experience, criticality of the position and to retain market competitiveness.

Annual Incentive
Stephen Joyce
80%
Operating Income
10%
Market Share
10%
Likelihood To Recommend
David Pepper
100%
Target Number of Executed Franchise Agreements*
Additional NEOs
70%
Operating Income
10%
Market Share
10%
Likelihood To Recommend
10%
Individual MBO
Long-Term Incentive**
66.6%
Stock Options
Stock Price
33.3%
Service Based Restricted Stock ("RS")
Retention

2014 Annual Incentive Actions:

- Moved primary metric from EPS to operating income in order to better align with long-term goals.
- Operating income performance exceeded target resulting in a payout of 147.5% of target for that goal.
- Market Share was below target resulting in a payout at 85% of target for that goal.
- Likelihood to Recommend remained strong at 8.41, a 99.5% achievement of the 8.45 target, resulting in a payout percentage of 92% for that goal.
- Mr. Pepper executed 566 of his targeted 575 franchise agreements, resulting in a payout, as adjusted, of 97% of target for that goal.

2014 Long-Term Incentive Actions:

- For 2014, concentration on stock options as generally 66.6% of long-term incentive.
- Prior granted PVRSU payout of 135% under a combination of PVRSU and MIP awards based on FY 2012-2014 performance of 107.3% of target.

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.
**As part of a larger program of providing flexible incentives to achieve the Company's long-term objectives, Mr. Pepper was awarded two separate long-term Performance-Vested Restricted Stock Units ("PVRSU") grants focusing on increasing domestic royalties for core brands and on growth of the Cambria brand. No other NEOs received PVRSU grants in 2014.

Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and stockholders. The mix of 2014 target pay for our current Named Executive Officers shown in the graphs below illustrates the percentage breakdown of targeted total direct compensation (“TDC”) (consisting of base salary, target annual incentive and target long-term incentive) for each NEO in fiscal 2014. Consistent with our pay for performance philosophy, the largest portion of compensation is variable or performance-based pay, in the form of annual and long-term incentives, approximately 80% for our CEO and approximately 60-70% for our other NEOs(1).

(1) For Mr. Pepper, this includes his 2014 PVRSU grant of 8,226 shares. The $375,000 fair market value at the time of grant is assumed to be evenly distributed over the three-year term of the PVRSU ($125,000 per year).

2014 Executive Compensation Summary (Page 24)

Set forth below is the 2014 compensation for our current Named Executive Officers:

Name and Principal Position	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce President & Chief Executive Officer	958,846	—	833,340	1,666,671	1,595,188	29,137	233,871	5,317,053
David L. White Senior Vice President, Chief Financial Officer & Treasurer	413,000	—	233,375	466,675	399,135	31,779	78,414	1,622,378
Patrick S. Pacious Chief Operating Officer	515,343	—	316,668	633,338	590,526	6,147	78,315	2,140,337
Simone Wu Senior Vice President, General Counsel, Secretary & Chief Compliance Officer	363,839	—	633,370	266,673	244,404	—	41,329	1,549,615
David A. Pepper Senior Vice President, Global Development	352,116	—	495,061	240,001	225,111	110,058	43,295	1,465,642

*See all Summary Compensation Table footnotes on page 45.

Response to the 2014 Say on Pay Vote

In 2014, we sought an advisory vote from our shareholders regarding our executive compensation program. We conduct this advisory vote on executive compensation annually. In 2014, 96% of votes cast supported the program. The Compensation and Management Development Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our shareholders agree that our compensation program continues to provide a competitive pay for performance alignment that effectively incentivizes our named executive officers to maximize shareholder value and encourages long-term retention. Accordingly, the Committee determined not to make significant changes in 2014 to its compensation program other than moving from EPS to operating income as its primary performance measure for its short-term incentive program and increasing the percentage of stock options awarded as part of its long-term incentive program. The Committee engages in outreach with its largest shareholders each year regarding compensation as well as other governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future compensation decisions for the NEOs.

Important Dates for 2016 Annual Meeting of Stockholders

● Stockholder proposals submitted for inclusion in our 2016 proxy statement pursuant to SEC Rule 14a-8 must be received by November 27, 2015.
● Notice of stockholder proposals to nominate a person for election as a director or to introduce an item of business at the 2016 Annual Meeting of Stockholders outside Rule 14a-8 must be received no earlier than January 25, 2016 and no later than February 24, 2016.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.
Shareholders who owned Common Stock as of the close of business on March 2, 2015 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 57,385,344 shares of Common Stock outstanding on March 2, 2015.

Q.	Why am I receiving this proxy statement?

A.
This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.
The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, David L. White (the Company's Chief Financial Officer and Treasurer) and Simone Wu (the Company's General Counsel and Corporate Secretary) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors. If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Mr. White and Ms. Wu will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	•	Proposal 1—the election of eight directors from the nominees named in this proxy statement.
•
Proposal 2 —the approval of an amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and approval of material terms for the payment of performance-based compensation under the Plan.

	•	Proposal 3—an advisory vote to approve executive compensation.
	•	Proposal 4—the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Q.	What is the difference between a record holder and a “street name” holder?

A.
If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the eight named nominees for director,
•
for the approval of an amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and approval of material terms for the payment of performance-based compensation under the Plan,

•	for the advisory vote to approve executive compensation, and
•	for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your broker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card?

A.
It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares online or by telephone as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,
•
sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Four is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two or Three. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Four and other routine matters that are properly presented at the meeting, or
•	leave your shares unvoted as to Proposal Four and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants who vote their shares.

Q.	How many shares must be present to hold the meeting?

A.
To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on March 2, 2015, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or
•	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee. There is no "abstain" option in relation to voting for the nominees.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a plurality of votes cast in person or by proxy at the meeting. This means that the eight nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.
The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, David L. White and Simone Wu can vote your shares for a substitute nominee. They cannot vote for more than eight nominees.

Q.
What are my voting choices when voting on the approval of an amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and to approve the material terms for the payment of performance-based compensation under the Plan?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of an amendment to the Long-Term Incentive Plan to extend the term of the Plan and approval of material terms for the payment of performance-based compensation under the Plan.

Q.
How many votes are needed to approve the amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and to approve the material terms for the payment of performance-based compensation under the Plan?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to approve the amendment to the Company's 2006 Long-Term Incentive Plan to extend the term of the Plan and to approve the material terms for the payment of performance-based compensation under the Plan.

Q.	What are my voting choices when voting to approve the advisory vote to approve executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation and Management Development Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions are treated as not voting on the matter.

Q.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of Ernst & Young LLP. Abstentions are treated as not voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.
We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s annual report on Form 10-K?

A.
The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 24, 2015.

The proxy statement and the Company’s annual report on Form 10-K are available at www.envisionreports.com/chh.

PROPOSAL 1—ELECTION OF EIGHT DIRECTORS
Nomination
The Company’s Restated Certificate of Incorporation, as amended April 30, 2013, provides that the number of directors must be at least three but not more than 12, and is divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board and as of October 28, 2014 consists of ten members. Eight directors are up for re-election. After the Annual Meeting of Shareholders, giving effect to the anticipated election of eight directors, the Board of Directors is expected to consist of ten members.
At the 2013 Annual Meeting, the Company’s stockholders approved the elimination of the classification of the Board of Directors over a three-year period. The term of each class of directors elected at or prior to the 2013 Annual Meeting of Shareholders is three years, with the term of one class expiring each year in rotation. The only class of directors not up for election this year is Class I, whose terms expire in 2016. The term of each class of directors elected subsequent to the 2013 Annual Meeting of Shareholders is one year. Beginning with the 2016 Annual Meeting, classification will be eliminated and all directors will be elected annually.
Eight directors are to be elected at the 2015 Annual Meeting, to hold office until the 2016 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.
The Board has nominated a total of eight individuals to serve as directors for terms of one year, expiring at the 2016 Annual Meeting of Shareholders, or until their successors are elected and qualified. The eight individuals consist of four Class III directors: Barbara Alexander, Stephen Joyce, Liza K. Landsman and Scott A. Renschler, as well as four Class II directors: Stewart Bainum, Jr., Ervin R. Shames, Gordon A. Smith and Monte J. M. Koch. Each of the nominees is currently a member of our Board of Directors. Ms. Landsman was appointed to the Board on October 28, 2014 and is standing for election for the first time. Ms. Landsman was introduced to the Company by the executive search firm, Spencer Stuart, through an extensive search process and was recommended by the Corporate Governance and Nominating Committee.
Family Relationships
The Chairman of the Board, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.
Director Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:
Director Nominees
Class III – Terms Expiring 2015
Barbara T. Alexander. Ms. Alexander’s experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinions and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.
Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.

Liza K. Landsman. Ms. Landsman brings over 20 years of digital, mobile and social media experience with large global companies and start-up businesses to the Choice Board. She possesses a strong background in financial services, particularly within the consumer banking, wealth management and credit card industries. Ms. Landsman's digital experience, knowledge of consumer behavior and deep understanding of how consumers interact across different channels make her an asset to the Board.
Scott A. Renschler, Psy.D. Dr. Renschler’s 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler is familiar with and brings an informed perspective to many of the industry-related issues that the Board regularly considers.

Class II – Terms Expiring 2015
Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company. Because Mr. Bainum beneficially owns approximately 21% of the outstanding shares of the Company and entities affiliated with Mr. Bainum's family own approximately 42% of the outstanding shares of the Company, Mr. Bainum serves as an effective voice for shareholders.
Monte J. M. Koch. Mr. Koch's 26 years of experience as an investment banker specializing in advising clients from the lodging, gaming and real estate sectors on major strategic transactions is valuable in helping the Board evaluate potential transactions and growth strategies. Mr. Koch's specific experience as a co-founder and as an executive in a successful technology start-up provides the Board with insight into trends, operations, practices and ideas in an industry that has a significant impact on the Company’s core business of hotel franchising. Such knowledge assists the Company in continuing to advance its proprietary technology platform in service to its franchisees and clients.
Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ experience as Board Chair of Western CT Health Network and as former Board Chair of Norwalk Hospital provides valuable insight from outside of the hospitality industry. Mr. Shames' background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.
Gordon A. Smith. Mr. Smith’s experience as an executive in the consumer services industry, including his current tenure as Chief Executive Officer of Chase Consumer and Community Banking, JP Morgan Chase, provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.
Continuing Directors
Class I – Terms Expiring 2016
William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic growth and development plans.
John P. Tague. Mr. Tague’s extensive experience in the car rental and airline industries enables him to provide the Board with input and suggestion relevant to the overall travel industry. Because Mr. Tague’s industry experience is not hotel-based, he provides the Board with unique opinions and assessments about the sector of the travel/hospitality industry in which the Company operates. In addition to his overall industry experience, Mr. Tague’s specific experience managing revenue matters in the airline industry provides the Board with a subject matter expert in distribution, eCommerce and marketing strategies, which is an area in which the Company (and the hospitality industry) is becoming deeply involved.

BOARD OF DIRECTORS
Nominees
The names of Choice's proposed Director nominees, their respective ages, their positions with Choice and other biographical information as of March 17, 2015, are set forth below.
Class III – Terms Expiring 2015
Barbara T. Alexander, age 66, director since February 2012. Independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is a director of QUALCOMM Incorporated and Allied World Assurance Company Holdings, Ltd. In the past five years, Ms. Alexander has also served as a director of KB Home and Federal Home Loan Mortgage Corporation (Freddie Mac).
Stephen P. Joyce, age 55, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and held several other senior executive positions during his 26-year tenure with Marriott International, Inc. Mr. Joyce is a director of DineEquity, Inc.
Liza K. Landsman, age 45, director since October 2014. Chief Customer Officer at Jet.com since March 2015, overseeing marketing, advertising and all aspects of the customer experience. Previously she served as EVP and Chief Marketing Officer of E*TRADE. In her role at E*TRADE, Landsman was responsible for the company's marketing initiatives and sat on the Executive Committee of the firm. Prior to her role as Chief Marketing Officer at E*TRADE, she served as Managing Director of Digital Marketing at BlackRock, Inc., Operating Partner and Acting Chief Marketing Officer at Bravas Partners LLC, and served in a variety of roles at Citigroup, Inc. over a 10-year period.
Scott A. Renschler, Psy.D. age 45, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation. He also served as a Trustee of the Crisis Clinic from 2007 to 2012 and as President of the Board of Trustees from January 2009 to January 2011. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.
Class II – Terms Expiring 2015
Stewart Bainum, Jr., age 68, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009; Director of SunBridge Manager LLC since December 2014. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc. and Chief Executive Officer of ManorCare Health Services, Inc. from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc. from June 1982 to March 1987.
Monte J. M. Koch, age 51, director since 2014. Mr. Koch is Vice Chairman & Co-Founder of Auction.com, the nation's largest on-line seller of commercial and residential real estate. Prior to his work at Auction.com, Mr. Koch was an investment banker for 26 years, specializing in advising clients from the lodging, gaming and real estate sectors on major strategic transactions. From 2007 to 2012, he served as Global Head of Real Estate Investment Banking at Deutsche Bank Securities Inc. Before that, he was Chairman of Americas Mergers & Acquisitions at Deutsche Bank. Mr. Koch currently serves on the boards of Auction.com and the National Business Aviation Association.
Ervin R. Shames, age 74, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992 and then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. In the past five years, Mr. Shames has also served as a director of Online Resources Corporation and Select Comfort Corporation. Mr. Shames is also Board Chair of Western CT Health Network and former Board Chair of Norwalk Hospital. Given Mr. Shames' contributions as a Board member, the Company provided Mr. Shames an age-related waiver to its Board retirement policy.
Gordon A. Smith, age 56, director since 2004. Chief Executive Officer, Chase Consumer and Community Banking, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Continuing Directors
The names of Choice's continuing Directors, their respective ages, their positions with Choice and other biographical information as of March 17, 2015, are set forth below.
Class I – Terms Expiring 2016
William L. Jews, age 63, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc., director of CACI International, Inc., director of KCI Technologies (ESOP) and a director of Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of Fortress International Group, Inc.
John P. Tague, age 52, director since February 2012. President and Chief Executive Officer and a member of the board of Hertz Global Holdings, Inc. since November 2014; Chairman and CEO of Cardinal Logistics Holdings (the parent company of Cardinal Logistics Management and Greatwide Logistics Services) July 2011 until November 2014; President and a member of the board of United Air Lines, Inc. and Executive Vice President of UAL Corporation from July 2009 until October 2010; and Executive Vice President and Chief Operating Officer of United Air Lines, Inc. and UAL Corporation from May 2008 until July 2009. He served as Executive Vice President and Chief Revenue Officer of United Air Lines, Inc. and UAL Corporation from April 2006 until May 2008. He joined United as Executive Vice President in 2003.

Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2014, the Board held ten meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2014, all of the then current Board members attended the Annual Meeting. As stated in the Company's Corporate Governance Guidelines, the Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Eight such meetings were held in 2014.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. The Corporate Governance Guidelines and Corporate Ethics Policy were updated in 2014 and 2015 respectively. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 25 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and informs his role as leader in many of the resulting discussions during Board meetings. Mr. Bainum also brings the perspective of a major shareholder to the Board.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and Chief Executive Officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an independent director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of executive session meetings in which Mr. Bainum and Mr. Joyce do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Eight such meetings were held in 2014. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting and other pertinent areas.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to the transaction becoming binding on the Company. Those transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and certain related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.
The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent auditors) relating to issues or concerns that, because of the potential for exposure to risk, the

Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has ten directors, a majority (seven) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J. M. Koch, Liza K. Landsman, Ervin R. Shames, Gordon A. Smith and John P. Tague.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•
No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•
No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. In September 2014, the Board raised the equity holding requirement for directors to $300,000 from $175,000. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $300,000 of Company stock within five years of election to the Board;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.
Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Corporate Ethics Policy was updated in the first quarter of 2015. To the extent approved or granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2014.
Compensation and Management Development Committee
Under the terms of its charter, the Compensation and Management Development Committee (“Compensation Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation Committee report for the Company’s proxy statement.
The Compensation Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2014, at the direction of Mr. Shames, the Chairman of the Compensation Committee, Mr. Joyce – our President and Chief Executive Officer – assisted by Patrick Cimerola – our Senior Vice President, Human Resources & Administration – prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Compensation Committee Chairman, Messrs. Joyce and Cimerola prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Joyce’s assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in Compensation Discussion and Analysis) in 2014. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
In accordance with its charter, the Compensation Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

During 2014, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide various compensation-related services and assistance. Mercer performed the following functions and services:

•	Attended Committee meetings;

•
Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness of our compensation program;

•	Provided and discussed peer group and various survey data; and, based on this information, offered independent recommendations on CEO and NEO compensation;

•	Reviewed the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters;

•	Evaluated and advised the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supported the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

In fiscal 2014, Mercer attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chair between meetings. Mercer reviewed the CD&A and the executive compensation tables contained in this proxy statement.
The Company paid Mercer $406,122 in 2014 for compensation consulting services related to its engagement by the Compensation Committee. See Compensation Discussion and Analysis below for additional information related to the role of Mercer in the Company’s 2014 executive compensation decisions.
The Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors that the work of Mercer and the individual compensation advisors employed by
Mercer as compensation consultants to the Company has not created any conflict of interest.
In 2014, the Compensation Committee met six times. The Chair of the Compensation Committee was Ervin R. Shames and the other members were William L. Jews, Gordon A. Smith and John P. Tague. The Board determined that each member of the Compensation Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members. The Committee had 100% member attendance at Committee meetings.

While the charter authorizes the Compensation Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2014, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2014, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management;

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures; and

•	Overseeing the Company's cyber security and data security practices and procedures.
In 2014, the Audit Committee met twelve times. Barbara T. Alexander became the Chair of the Committee upon Mr. Schwieters' resignation from the Board as of May 8, 2014. The other members of the Committee in 2014 were Ervin R. Shames, John P. Tague and Monte J. M. Koch. Liza K. Landsman joined the Committee December 12, 2014. Mr. Tague served on the Committee until December 12, 2014. The Board has determined that Ms. Alexander is qualified as an audit committee financial expert within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members.
Corporate Governance and Nominating Committee
Under the terms of its charter, the Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board; selects, or recommends that the Board selects, the director nominees for election or to fill vacancies; develops and recommends to the Board a set of Corporate Governance Guidelines applicable to the Company; and oversees the evaluation of the Board. The Committee also has the following functions, among others:

•	Establishing criteria for Board membership;

•	Conducting the appropriate and necessary inquiries into the backgrounds and qualifications of proposed Board candidates;

•	Reviewing and making recommendations to the Board on the size and composition of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to directors, if any, who are unable to perform their duties;

•	Reviewing and making recommendations to the Board with respect to the retirement of directors;

•	Reviewing and making recommendations to the Board with respect to the Company’s policies regarding director or senior executive conflict of interest matters;

•	Monitoring and making recommendations to the Board concerning matters of corporate governance; and

•	Reviewing the outside board service by senior executives.
In 2014, the Committee met three times. William L. Jews was the Chair of the Committee and the other members of the Committee were Ervin R. Shames and Monte J. M. Koch. The Committee had 100% member attendance.
Diversity Committee
Under the terms of its charter, the Diversity Committee seeks to assist and advise management in developing a workplace culture that values working with diverse groups of people, offering diversity of thought and perspective. The Committee seeks to achieve its goals through the following functions, among others:

•	Review and evaluate diversity efforts in workforce development, franchise development, vendor relations, marketing and philanthropy;

•	Review the efforts by management to increase the diversity of the Company's workforce, including at management levels; and

•	Reporting to the Board on diversity matters.

In 2014, the Committee met two times. Gordon Smith was the Chair of the Committee and the other members of the Committee were Barbara Alexander, William L. Jews and Scott Renschler. Liza K. Landsman was appointed to the Committee on December 12, 2014. The Committee had 100% member attendance.
Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.
Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director of the Company, (ii) each of the Company’s Named Executive Officers (as defined below in Compensation Discussion and Analysis) (each a "NEO" and collectively, the "NEOs"), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 2, 2015 (unless otherwise noted). Unless otherwise specified, the address for each such person as of March 2, 2015, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,780,717	(5)(6)	—		20.5	%(5)(6)
Barbara T. Alexander	8,491		—	5,062	*
William L. Jews	27,325		—	5,062	*
Stephen P. Joyce	105,981	(15)	620,743	34,299	1.4%
Monte J. M. Koch	—		—	2,466	*
Liza K. Landsman	—		—	—	*
Scott A. Renschler	354,483	(5)(7)	—	5,062	*
Ervin R. Shames	57,122		—	5,062	*
Gordon A. Smith	47,431		—	5,062	*
John P. Tague	10,830		—	5,062	*
Patrick S. Pacious	56,362		144,981	42,986	*
David A. Pepper	51,773		72,037	4,876	*
David L. White	93,744		130,004	8,144	*
Simone Wu	3,436		26,712	19,227	*
All Directors and Executive Officers as a Group (16 persons)	12,639,768		1,084,005	151,900	24.2%
Principal Stockholders
Barbara J. Bainum	10,018,914	(5)(8)	—	—	17.5	% (5)
Bruce D. Bainum	11,809,032	(5)(9)	—	—	20.6	% (5)
Roberta D. Bainum	10,840,883	(5)(10)	—	—	18.9	% (5)
Realty Investment Company, Inc.	6,821,574	(5)(12)(15)	—	—	11.9	% (5)
T. Rowe Price Associates, Inc.	8,529,293	(13)	—	—	14.60%
Baron Capital Group, Inc.	4,907,300	(11)	—	—	8.43%
Christine A. Shreve	3,714,044	(5)(14)	—	—	6.5	%(5)

*	Less than 1%.

1
Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of March 2, 2015.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 57,385,344 shares outstanding on March 2, 2015.

5
Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum and Renschler family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. As of March 2, 2015, Realty, Ms. Shreve and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 24,227,097 shares, approximately 42% of the shares of Common Stock outstanding as of March 2, 2015.

6
Includes 1,000,222 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 1,417,056 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 193,686 shares owned by the Foundation for Maryland’s Future, a private foundation whose principal sponsor is Mr. Bainum, Jr. and for which he has sole voting authority; and 11,332 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans and 8,043 shares owned by revocable trusts for the benefit of Mr. Bainum Jr.'s adult children. Also includes, 1,290,322 shares owned by the Stewart Bainum Declaration of Trust (“SBTrust”), a trust whose beneficiary is the estate of Stewart Bainum, Mr. Bainum, Jr’s father, for which Mr. Bainum, Jr. is trustee. As trustee of the SBTrust, Mr. Bainum, Jr. also has sole voting authority for 60,000 shares owned by Dinwiddie Enterprises, Inc., a private investment company.

7
Includes 199,228 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee; 7,296 shares owned by trusts for the benefit of Dr. Renschler's nephews and nieces for which Dr. Renschler is trustee . Also includes 27,110 shares Dr. Renschler is entitled to under the Company’s non-employee director plan.

8
Includes 1,030,826 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9
Includes 2,817,320 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,185,061 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, and various trusts for either his benefit or the benefit of his wife or children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority; and 6,595 shares owned by a trust for the benefit of Dr. Bainum's descendants for which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10
Includes 1,695,812 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,345,015 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and various trusts for either her benefit or the benefit of her children; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G, filed on February 17, 2015, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,612,787 shares, BAMCO, Inc. beneficially owns 4,907,300 shares, BCM beneficially owns 705,487 shares, Ronald Baron beneficially owns 5,662,987 shares and BGF beneficially owns 3,007,500 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12
Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum and Roberta Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Scott Renschler is also an owner. Christine A. Shreve is an officer and director of Realty.

13
The Company is relying on the Schedule 13G filed on February 10, 2015, by T. Rowe Price Associates, Inc. ("TRPA") and T. Rowe Price Mid-Cap Growth Fund, Inc. ("TRPF"). According to this filing, TRPA beneficially owns 8,529,293 shares and TRPF beneficially owns 3,000,000 shares. These securities are owned by various individual and institutional investors for whom TRPA serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, TRPA is deemed to be a beneficial owner of such securities; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

14
Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is manager and has shared voting authority; 1,185,061 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum and various trusts for either his benefit or the benefit of his wife or children for which Ms. Shreve is manager and has shared voting authority; 1,345,015 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and various trusts for either her benefit or the benefit of her children for which Ms. Shreve is manager and has shared voting authority; and 6,168 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

15
For Mr. Joyce, as of March 2, 2015, includes 31,277 shares which, in addition to other assets, are held in an account that contains a personal credit line borrowing feature. During 2014, Realty Investment Company, Inc. maintained a revolving credit loan agreement for up to $5 million. In connection with this loan agreement, Realty pledged to deliver, as security under the loan, shares of the Company’s stock with a value equal to 50% of the outstanding loan amount at any time. During 2014, no amounts were borrowed or outstanding under the loan agreement and no shares were delivered as security. The revolving credit loan agreement was terminated December 1, 2014.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This CD&A includes a description of the principles underlying our executive compensation philosophy and our executive compensation decisions during our 2014 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.
For purposes of this CD&A and the compensation tables and narratives that follow, the named executive officers (each an "NEO" and collectively the “NEOs”) for 2014 are:

Name	Title
Stephen P. Joyce	President and Chief Executive Officer ("CEO"), our principal executive officer
David L. White	Senior Vice President, Chief Financial Officer and Treasurer ("CFO"), our principal financial officer
Patrick S. Pacious	Chief Operating Officer ("COO")
Simone Wu	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
David A. Pepper	Senior Vice President, Global Development

I. EXECUTIVE SUMMARY
Choice is committed to delivering shareholder value. The core principle of Choice’s executive compensation program continues to be pay-for-performance, and this principle forms the foundation that guides all of our decisions regarding executive compensation. Choice uses a combination of fixed and variable compensation programs to reward and incent strong performance, as well as to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our 2014 Company performance, our compensation framework and pay actions, our targeted total direct compensation, our pay for performance alignment and our governance practices.
2014 Compensation Program Changes
In 2014, Choice increased the stock option component of its long-term executive compensation program (from 33.3% to 66.6% of long-term compensation) to focus on the mid to long-term vision needed in the rapidly evolving hospitality sector. Through the emphasis on stock options (with four-year vesting and a seven-year term) Choice aligned the objectives of its executive leadership team on the four to seven-year performance period instead of the prior emphasized three-year performance period. In addition, the Company recognized that the hospitality sector, and public companies within the sector, are performing well in the current economic environment and sought to focus on Choice growing its position within that market.
In 2014, Choice also moved from earnings per share ("EPS") to operating income as the primary metric for short-term compensation awards. Emphasizing operating income allows Choice to focus its executive leadership team on its goal of investing in new and innovative revenue streams. Utilizing operating income as short-term compensation metric is more common among peers and allows Choice to further differentiate its short-term incentive program from its long-term incentive program.

a. Fiscal 2014 Company Performance
The Company delivered strong financial and operational performance in fiscal 2014. We believe that the pay-for-performance philosophy of our executive compensation program, key strategic efforts and a strengthened economic environment were primary drivers of our success. Our performance reflects the strength of our executive team and employees and their ability to successfully manage a complex and dynamic business. Fiscal 2014 highlights include:

Hotels

•	The Company opened 379 hotels worldwide in 2014.

•	The Company executed 566 new domestic hotel franchise contracts in 2014, an increase of 36 contracts or 7% over 2013.

•	Domestic relicensing and contract renewal transactions totaled 336 contracts, an increase of 47 contracts or 16% over 2013.

•
Guests' Likelihood to Recommend (LTR) scores remained strong at 8.41, driven in part by improvements in Sleep Inn and Comfort branded properties as a result of strategic investments and reinventions of those brands.

TSR, Financial and Operational Performance

•	Total revenues in 2014 was $758.0 million, an increase of $33.3 million or 4.6% over 2013.

•	Operating income in 2014 was $214.6 million, a 9% increase over 2013.

•
Strong total shareholder return of 16% during 2014 (and approximately 27% annualized return over the three-year period 2012 – 2014) with continued, significant investment in the future growth of the Company.

•	During 2014, 2013 and 2012, the Company paid $43.5 million, $32.8 million and $654.1 million in cash dividends to shareholders, respectively.

•	In 2014, the Company purchased 1.4 million shares of common stock under its repurchase program at a total cost of $72.6 million.

•	Domestic royalty fees in 2014 totaled $263.0 million, an increase of 8% over 2013.

•	Domestic system-wide RevPAR increased 8.5% in 2014 as occupancy and average daily rates increased 310 basis points and 3.0%, respectively.

Organizational Changes and Achievements

•	Reached and celebrated 75th anniversary.

•	Named to the Forbes World's Most Innovative Growth Companies list.

•	SkyTouch developed a robust pipeline of key accounts, established strategic partnerships and delivered software enhancements to its platform.

•
Executed transition to a state of the art “Plan, Build, Run” Information Technology organization to improve business alignment, drive delivery throughput and strengthen the ongoing health and maturation of our application portfolio.

•
Hired new integrated agency of record for marketing, McCann Erickson, and developed a new consumer-centric marketing strategy focused on launching a new umbrella brand identity and positioning, an ad campaign strategy that speaks to leisure and business travelers and a new digital presence to build awareness of Choice, showcase the brand identity, enhance guest engagement and drive conversion.

•	Successfully piloted our vacation rental program while introducing a vacation rental landing page and booking path on Choicehotels.com.

•	Created a greater emphasis on international growth by establishing an office in Amsterdam and adding significant operational and development resources.

•	Launched industry first "Verified Reviews", an important step in keeping guests loyal to Choice brand hotels and ensuring they book on the most cost-efficient channel available for our franchisees.

•
Implemented the Comfort strategy to strengthen the Comfort brand family by accelerating improvements in product quality, terminating or repositioning certain properties and driving improvements in guest satisfaction.

•	Continued the rapid growth of the industry leading Ascend brand collection.

As discussed in more detail below, the Company's 2014 performance, strategic investments and the strong market enabled us to significantly exceed our 2014 corporate operating income target (as adjusted by the Committee for certain items as described under the Short-Term Incentive Compensation heading), achieve 2 basis points below industry average for our market share targeted objective for the year and achieve a score of 8.41 against the LTR goal of 8.45. The Company performance resulted in short-term incentive payouts to our executives that significantly exceeded the target payouts for operating income, were slightly below the target payouts for market share and were generally consistent with the target payouts for LTR, reflective of the Company's pay for performance philosophy.

b. Fiscal 2014 Compensation Framework
Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with the contributions and results delivered for shareholders. Our performance measurement framework and key fiscal 2014 pay actions for our NEOs are summarized below.

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.
**As part of a larger program of providing flexible incentives to achieve the Company's long-term objectives, Mr. Pepper was awarded two separate long-term PVRSU grants focusing on increasing domestic royalties for core brands and on growth of the Cambria brand. No other NEOs received PVRSU grants in 2014.

c. Fiscal 2014 Targeted Total Direct Compensation

The chart below illustrates the percentage breakdown of targeted total direct compensation (“TDC”) (consisting of base salary, target annual incentive and target long-term incentive) for each NEO in fiscal 2014. Consistent with our pay for performance philosophy, the largest portion of compensation (approximately 80% for our CEO and approximately 60-70% for our other NEOs(1)) is variable or performance-based pay, in the form of annual and long-term incentives.

(1) For Mr. Pepper, this includes his 2014 PVRSU grant of 8,226 shares. The $375,000 fair market value at the time of grant is assumed to be evenly distributed over the 3 year term of the PVRSU ($125,000 per year).

The Committee determined, based on market data and advice provided by Mercer, that the appropriate targeted TDC for our CEO in fiscal 2014 was $4.3 million (consisting of base salary of $960,000, target annual incentive of $960,000 and target long-term incentive of $2.4 million). As shown below, based on the Company’s performance, and consistent with our pay for performance compensation philosophy, Mr. Joyce’s actual TDC exceeded targeted TDC primarily due to his annual incentive results reflecting strong achievement against operating income targets.

CEO Total Direct Compensation
	Target	Actual
Salary	$960,000	$958,846
Annual Incentive	$960,000	$1,595,188
Long-Term Incentive	$2,400,000	$2,500,011
Total	$4,320,000	$5,054,045

d. CEO Compensation and Pay for Performance Alignment

Each year, the Committee evaluates significant data in assessing our CEO’s compensation relative to the Company’s performance. The following graph is an example of one such analysis. It shows the relationship of our CEO’s realizable pay (includes actual total cash compensation and the realizable value of equity awards granted during the period valued at December 31, 2014) and our cumulative shareholder return performance in the last three fiscal years. The graph also compares this information to our 2014 peer group companies. Our peer group is further discussed below in Compensation Competitive Analysis. As illustrated, the Company's CEO pay is slightly above the 50th percentile relative to CEO pay, while TSR is at the median.

*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2011 and track such investment through December 31, 2014.
**Based on availability of information, the above chart utilizes the time period of 2012 – 2014 for the Company and 2011 – 2013 for the peer group.

The Committee also assesses the pay positioning of our NEOs as a whole. We have found our NEO pay range against our peer group is generally consistent with our one and three-year TSR percentile rankings as set forth below.

Performance Period	Choice TSR Performance	Choice’s TSR Percentile Rank Among 2014 Peer Group
One-Year	16%	43%
Three-Year	27%	50%

e. Governance Practices

The Company has governance practices that reinforce the soundness of our compensation programs:

•	The Compensation Committee is made up entirely of independent directors;

•	The Compensation Committee retains an independent compensation consultant;

•	The Compensation Committee conducts an annual risk assessment;

•	The Company does not provide excise tax gross-ups on severance and change in control benefits;

•	The Company has reduced benefits and perquisites for its executive officers;

•	Directors, NEOs and other executives have stock ownership and holding requirements;

•	The Company is in the process of de-staggering its Board;

•	Equity awards in the case of a change in control vest on a double trigger basis;

•	Dividends are only paid on PVRSUs to the extent the PVRSU awards vest;

•
The Company has a comprehensive insider trading policy and restricts employees, including NEOs, from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds;

•	The Company prohibits Directors and Section 16 Officers from pledging shares without prior written approval of the General Counsel;

•	The Company has a clawback policy; and

•	The Company has an enhanced global hotline and web portal to encourage employees to report financial, ethics and employee relations issues.

f. Reductions in Benefits and Perquisites

In continuing its concentration on good governance practices, the Committee has sought to assess the appropriateness of certain benefits and perquisites. Some benefits, such as the Company's Flexible Perquisites Program, have been retained as they enhance the Company's ability to recruit and retain key executives. Upon evaluating market and peer group practices, the Committee has:

•	Sought to eliminate most programs that compensate for tenure versus performance;

•	Discontinued its car allowance program in January 2014; and

•	Eliminated tax gross-ups on its Flexible Perquisites program as of January 2014.

g. Say-on-Pay Feedback from Shareholders

In 2014, we sought an advisory vote from our shareholders regarding our executive compensation program. We conduct this advisory vote on executive compensation annually. In 2014, 96% of votes cast supported the program. The Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide a competitive pay for performance alignment that effectively incentivizes our named executive officers to maximize shareholder value and encourages long-term retention. The

Committee believes the changes made, including replacing EPS with operating income as the primary measure for the short-term incentive program and generally replacing PVRSUs with stock options as a portion of the long-term incentive program, further incentivize our NEOs to maximize shareholder value.

The Committee engages in outreach with its largest shareholders each year regarding compensation as well as other governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future compensation decisions for the NEOs.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

a. Compensation Philosophy

Our executive compensation program and pay decisions are based on the philosophy established by the Committee:

Emphasize variable pay for performance, pay competitively and focus on long-term shareholder value creation.

•
Emphasize Pay for Performance by aligning incentives with short and long-term strategic objectives. We reward executives who achieve or exceed Company and individual objectives. These objectives are designed to drive the organization to execute on our strategy and deliver value to shareholders.

•
Pay Competitively by ensuring total direct compensation for each executive is aligned with the appropriate competitive market. The compensation opportunity is constructed to be competitive with other corporations of similar complexity and global scale in terms of system-wide revenue and market capitalization. Because the executive team is challenged with managing in a $7 billion system-wide gross room revenue and rapidly changing distribution and e-business environment, paying competitively to similarly complex organizations is of critical importance to recruiting and retaining strong talent.

•
Focus on Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for premier performance in the hospitality industry, as well as encourages continued investment in growth. The Company believes that shareholder value will increase through continued growth in the core business, investments in growth opportunities beyond the core, optimization of balance sheet debt levels and risk-adjusted returns of excess capital to shareholders. The execution of this strategy will be achieved by leveraging Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

b. Compensation Objectives

The Committee has set the following objectives for compensating our NEOs and other executives, and considers these objectives in making compensation decisions:

Objective	Description
Pay for Performance	Link pay to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhances shareholder value
Encourage Growth
Encourage the exploration of opportunities in business areas that are adjacent or complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relative to the appropriate market and performance is, over time, consistent with performance relative to market competitors to provide appropriate incentive as well as retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership by our executives

Long-Term Focus	Foster long-term focus required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the executive team is in alignment and functions as an enterprise wide focused unit in achieving the objectives of the Company
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within the complexity of an organization that manages over $7 billion in system-wide gross room revenue in a rapidly changing, disruptive distribution environment

III. COMPENSATION COMPETITIVE ANALYSIS

a. Competitive Analysis

The Committee considers many factors that influence the determination of NEO compensation. These factors include the Company culture and philosophy, historical performance of the individual and the executive team, criticality of the executive’s role in the execution of the Company’s short and long-term strategic objectives and executive compensation market trends of peer and comparable companies in the hospitality, franchise and other industries.

In its competitive analysis, the Committee reviews data that is reflective of the competitive market with which we compete in business and for talent. Specifically, the Committee reviews nationally published third-party survey data for three categories of companies: i) companies of any industry with revenue levels approximating $750 million, ii) companies within specific industries relevant to us included in the peer group as set out below and iii) companies of any industry with revenue levels approximating $2.3 billion in revenue. The third group, companies with revenue levels approximating $2.3 billion in revenue, is selected to reflect the complexity of Choice's $7 billion in system-wide gross room revenue and rapidly changing distribution and e-business environment. The information for the third group is used for the executive positions that have oversight in areas affected by system-wide revenue. Choice reevaluates its peer group annually with Mercer's assistance.

This market data is used to provide insight into the range of compensation in the competitive market, as well as a general understanding of compensation practices and policies used to deliver that compensation to executives. However, consistent with prior practice, comparative market information is not used by the Committee to “benchmark” the amount of total compensation or any specific element of compensation. Comparative market information has been and is expected to continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to executive compensation.

In addition, as further discussed below under the heading Role of the Compensation Consultant, as Choice’s independent compensation consultant, Mercer provides updates regarding executive compensation trends, both regulatory and practical.

b. Fiscal 2014 Peer Group

The peer group was selected from companies substantially similar to Choice with an emphasis on companies in the hospitality industry and companies with franchise business models. The 2014 peer group remained unchanged from 2013. Information from the peer group is used as a general reference in evaluating the Company's compensation practices, but is not used for "benchmarking" purposes.

Hospitality	Franchise Business Models	Gaming / Other
Marcus (MCS)	Brinker International (EAT)	Boyd Gaming (BYD)
Starwood Hotel & Resorts Worldwide (HOT)	DineEquity (DIN)	Churchill Downs (CHDN)
Vail Resorts (MTN)	Jack in the Box (JACK)
Wyndham Worldwide (WYN)	Panera Bread (PNRA)
Interval Leisure Group (IILG)	Sonic (SONC)
Hyatt Hotels (H)	Wendy's (WEN)
Red Robin Gourmet Burgers (RRGB)
Texas Roadhouse (TXRH)

c. Fiscal 2015 Peer Group

In September 2014, Mercer assisted the Company with determining its peer group for 2015. The Company believes that the new peer group, which is used as a general reference in evaluating the Company's compensation practices for 2015 compensation decisions, better reflects the complexity of Choice's business. In particular, the diversified companies, including those with a technology focus, better exemplify the use of incentives that the Company plans to utilize in driving its future performance outcomes. The 2015 peer group includes Starwood, Wyndham, Hyatt, InterContinental Hotels Group, Expedia, Orbitz, Host Hotels, Strategic Hotels, Brinker International, Dunkin’ Brands, MICROS, Boyd Gaming, Marriott Vacations and Pinnacle Entertainment. In 2014, MICROS was acquired and was removed from the ongoing compensation decisions. Orbitz has announced its pending acquisition, and we will monitor the status of this transaction and remove the company from our peer group upon closing of its acquisition. A number of different factors, including business complexity, franchise revenues, international presence and status as a peer amongst peers, were used to evaluate appropriate companies for the Choice 2015 peer group.

IV. ELEMENTS OF COMPENSATION

The elements we use to achieve our compensation objectives and to enable the Company to retain, motivate, engage and reward our NEOs and other executives are summarized below.

Element / Type of Plan	Description	Key Features
Base Salary (Cash)	Fixed amount of compensation for performing operational responsibilities. Provides financial stability and security.
Competitive pay that is targeted utilizing different reference points relative to the competitive environment, taking into account job scope, criticality of position, knowledge, skills and experience. Generally, executives are eligible for an annual increase, depending on individual performance, market changes and internal equity.

Annual Incentive (Cash)	Motivates and rewards for achievement of Company annual financial and operational goals and/or other strategic objectives measured over the current fiscal year.
Targeted utilizing different reference points relative to the competitive environment. Total potential payout ranges from 0% - 200% of target. Goals and weighting are set annually for specific financial, individual and/or strategic objectives.

Long-Term Incentive (Equity)
Through a combination of delivery vehicles, creates linkage to share value appreciation and alignment with shareholders.

Motivates and rewards for sustaining long-term financial and operational performance that increases the value of our brands and stockholder value.

Encourages continued employment through multi-year vesting periods during which shares are earned.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grant guidelines are reviewed annually relative to the competitive environment. Actual grants may vary from the guideline based on a number of factors which include, among other things, individual performance, retention and strategic alignment.

Stock Options: Option awards vest ratably over 4 years and expire 7 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

RSs: Service based Restricted Stock (“RS”) vest 25% per year over 4 years and are payable in stock.

PVRSUs: PVRSU grants focus on achieving specific targeted objectives. These grants are in addition to, not in lieu of, stock options and RSs. PVRSUs are payable in stock and vest based upon the achievement of performance goals over a 3-fiscal year performance period.
Share Ownership Guidelines: Each executive must attain ownership of qualifying shares worth a multiple of the executive's then-current base salary. Our NEOs each exceed the required share ownership.

Flexible Perquisites (Cash)
Provides a pre-determined cash value for certain other benefits that are consistent with hospitality industry competitive practice.

Enables obtainment of services to ensure financial security and protection.

Intended to defray expenses for financial and estate planning, legal services, supplemental life insurance premiums, club membership dues including health and fitness to encourage healthy outcomes, certain health care expenses and child care expenses.

Other Benefits (Cash)
Provides benefits consistent with hospitality industry competitive practice.

The Stay at Choice program encourages our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback with regard to the value and consistency of our product. As a company that utilizes a franchise business model, this program is a critical means for senior executives to gain insight across multiple brands and operators.

The Stay at Choice program provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. The Company pays a tax gross-up on amounts reimbursed under the Stay at Choice program.

Pursuant to his Employment Agreement, Mr. Joyce is eligible for the personal use of the aircraft leased by the Company for up to 40 flight hours per year. The Company does not provide a tax gross-up on this benefit.

Severance / Change in Control Protections	Ensures executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.
Each of the NEOs is entitled to receive various payments and continued benefits upon specific triggering events. These provisions were adopted to ensure executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. The Company does not provide excise tax gross-ups on these benefits.

Retirement Benefits (Non-Qualified Retirement Plans)	Provides the opportunity to defer income on a tax effective basis, for future financial or retirement needs. Provides benefit consistent with hospitality industry competitive practice.	The Company offers executives, including each of the NEOs, a non-qualified executive deferred compensation plan ("EDCP"). The EDCP makes up for the lost match under the Company's 401(k) plan.

V. COMPENSATION DECISION-MAKING PROCESS

a. Role of the Compensation and Management Development Committee

The Committee sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and monitoring the compensation of the Company's executive officers as well as their development and succession planning. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance in light of those goals and objectives and recommends CEO compensation based on this evaluation to the Board for approval. With regard to other executive officers, the Committee reviews and approves changes to base salary and incentive compensation targets, annual and long-term incentive plan performance targets and the achievement against those goals, as well as equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change of control arrangements and any other special supplemental compensation and/or benefits for executive officers, except for the CEO for which the Committee makes a recommendation to the Board for approval.
b. Role of the Independent Compensation Consultant
In accordance with its charter, the Committee has the authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of the Compensation Consultant. The Compensation Consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the Company and any issues for consideration by the Committee.
The Committee currently retains Mercer (US) Inc. (“Mercer,” or the “Compensation Consultant”) to review market trends and advise the Committee regarding executive compensation matters. For a full description of Mercer's role in advising the Committee, see Committees of the Board above.
c. Role of Management
In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration as follows. The CEO may make recommendations to the Committee with regard to the assessment of individual executive officer performance (other than his own) and corresponding compensation actions. The CEO and Senior Vice President, Human Resources and Administration make recommendations with regard to incentive and other benefits plan design and delivery. In addition, the CEO, Senior Vice President, Human Resources and Administration and CFO make recommendations with regard to financial and non-financial targets under our annual incentive plan and our performance vested restricted stock unit awards. At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The named executive officers do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

VI. FISCAL 2014 COMPENSATION
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The compensation elements within these components and the mix thereof are unique to 2014; the Committee re-evaluates the elements of its compensation plans annually. Each 2014 category is discussed in the following pages.

a. Base Salary
We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive so as to attract and retain highly qualified executives. The table below reflects the cumulative increases in each NEO’s base salary during 2014, when compared to 2013, and the resulting base salary in effect for each NEO at the end of the year:

Named Executive Officer	2014 Increase	Base Salary as of 12/31/14 ($)
Joyce	3.2%	960,000
White	18.7%	430,000
Pacious	14.7%	517,680
Pepper	7.0%	353,000
Wu	9.0%	365,000
The 2014 increases to NEO salary reflected in the table above were a result of several separate increases. In December 2013,

Management recommended an increase to Mr. Pacious' salary (12%), in recognition of his promotion to Chief Operating Officer. This promotional increase was approved by the Committee and was effective January 1, 2014. In February 2014, Mr. Joyce recommended, and the Committee approved, performance-based increases for Messrs. White (14.9%), Pepper (3.2%) and Ms. Wu (5.2%). Mr. White received a 14.9% increase because of the competitive market for CFO pay, the enhanced scope of his responsibilities and his exemplary performance. The Committee also recommended approval to the Board of a 3.2% increase for Mr. Joyce, increasing his base salary to $960,000. In addition to the percentages above, the Committee approved $12,000 increases for each of the NEOs other than Mr. Joyce in order to better position itself within the competitive environment. The Committee believed that each of these increases was consistent with the performance results the executive delivered to Choice as well as the competitive environment for executive talent. The base salary increases described above were approved by the Committee during its February 2014 meeting with a retroactive effective date of January 2, 2014.

b. Short-Term Incentive Compensation

The Company has established the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”) as well as the short-term incentive program called the Management Incentive Plan (“MIP”). The MIP is a cash bonus program. The EICP provides for short-term cash incentive awards to the Company’s Chief Executive Officer and other designated executive officers and the compensation paid pursuant to such may be deductible by the Company under Section 162(m).

Short-Term Incentive Target Opportunities
Pursuant to these plans, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. For Mr. Joyce, the percentage is set forth in his employment agreement. For the remaining NEOs, the percentage is established by the Committee. The target percentage remained the same as compared to 2013 for all NEOs other than Mr. Pacious. For Mr. Pacious, the percentage change (from 65% to 75%) was reflective of the increase in the scope and importance of his strategic role within the organization pursuant to his promotion to COO. As our executive head of sales, Mr. Pepper's annual bonus is directly correlated to our achievement against sales targets for the year.

Mr. Pepper's bonus levels changed in 2012 (from 25% threshold / 50% target / 100% maximum to 40% threshold / 50% target / no maximum) with the intent of focusing Mr. Pepper's opportunity to grow overall compensation through performance-based incentives. Mr. Pepper earns 40% of his base salary at threshold for 85% achievement of target performance, but has no maximum percentage, reflecting a structure that encourages a high level of performance.
The threshold, target and maximum bonus levels for each of the NEOs for 2014 were:

Named Executive Officer	Threshold % of Salary	Target % of Salary	Maximum % of Salary
Joyce	50.0%	100.0%	200.0%
White	30.0%	60.0%	120.0%
Pacious	37.5%	75.0%	150.0%
Wu	25.0%	50.0%	100.0%
Pepper	40.0%	50.0%	---
*Mr. Pepper has no maximum bonus level.

Short-Term Incentive Performance Goals

2014 Performance Metrics	Weight	Why Goal is Used
Operating Income	0-80% (80% for Mr. Joyce, 70% for remaining NEOs other than Mr. Pepper, 0% for Mr. Pepper*)
Operating income heightens the focus on driving profitable operational revenue growth. *Mr. Pepper's short-term incentive target is leveraged up or down by the Company's actual operating income achievement.

Market Share	0-10% (10% for all NEOs other than Mr. Pepper, 0% for Mr. Pepper)
Market share is the primary measure of how the Company is performing against competitors in growing our system size; it reflects the growth of our system as well as our growth relative to our competitive index. Increasing market share drives financial performance. Although Mr. Pepper does not have a specific market share goal, his short-term incentive is linked to market share results as his incentive is based on franchise contracts executed during the year.

Likelihood to Recommend (LTR)	0-10% (10% for all NEOs other than Mr. Pepper, 0% for Mr. Pepper)
LTR is the primary measure of customer satisfaction. LTR demonstrates value to our customers which then allows us to demonstrate the value proposition of our brands to our franchisees and sell more franchises. Mr. Pepper's short-term incentive is inherently linked to LTR as LTR influences his ability to sell more franchises.

Individual Performance	0-100% (100% for Mr. Pepper where incentive is tied to the number of franchise contracts executed, 0% for Mr. Joyce, 10% for remaining NEOs)	Individual performance allows us to measure performance against strategic goals and departmental objectives of both the executive and the executive's team.

In 2014, Choice moved from EPS to operating income as the primary metric for short-term compensation awards. Emphasizing operating income has allowed Choice to focus its executive leadership team on its goal of investing in new and innovative revenue streams.
The operating income target of $192.7M for the 2014 MIP payout ($195.46M as adjusted as described below) was recommended to the Committee by Mr. Joyce and approved in March 2014 based on the Company’s Board-approved 2014 business plan. The 2014 MIP was structured to pay the target bonus for each NEO upon achievement of the operating income target for the year and to pay a corresponding percentage of the target incentive for operating income performance above or below the target. For purposes of our incentive compensation, operating income is calculated in accordance with generally accepted accounting principles ("GAAP"), then adjusted by the Committee based on approved exceptions.
Because the operating income objective was the most heavily weighted factor for determining the actual MIP payout, the level of achievement against the operating income target relative to the NEO's target incentive opportunity was the primary driver of their annual incentive payout for the year. This is true for all NEOs other than Mr. Pepper, whose actual MIP payout is based primarily on the number of executed franchise contracts, leveraged by operating income.
For each NEO, the ultimate payout may be further adjusted based on an assessment of achievement of certain pre-determined individual and corporate performance objectives for the year. As with the operating income objective, the other performance objectives are assigned various weighting percentages and can each be adjusted up or down based on the relationship between the targeted goal and the result achieved. For Mr. Joyce, this assessment is conducted by the Committee which then makes a payout recommendation to the Board. For the other NEOs, the assessment is made by the Committee based on the recommendations of Mr. Joyce. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, or other relevant measures.
For 2014, the NEOs (as discussed below, other than Mr. Pepper) and other senior executives received two shared performance objectives associated with goals related to the Company’s market share and LTR (likelihood to recommend) ratings of the Company’s hotel portfolio. Mr. Joyce’s performance objectives for 2014 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper), the shared objectives were accompanied by specific individual or department objectives.
Based on the 2012 and 2013 success in driving new franchise sales contracts, in 2014 Mr. Pepper continued to be covered under an Executive Sales MIP intended to drive franchise sales. The plan was designed to deliver his target MIP (50% of base salary) upon achievement of 575 executed franchise agreements during 2014, which represents 110% of the 2013 goal and 108% of the actual number executed in 2013. The amount payable under the MIP is leveraged to increase performance payout for results above the sales target and decrease payout for results below the sales target. The target payout may be further adjusted up or down based on overall Company operating income performance, similar to the other executive officers. Amounts due based on any franchise agreements delivered above the target will not be adjusted up should operating income exceed target.

The Committee regularly evaluates its compensation strategy to ensure alignment with Company strategic objectives. As reflected in those compensation decisions, the Board has directed the Company’s management to explore opportunities in business areas that are adjacent or complementary to its core hotel franchising business, or which leverage its core competencies or are additive to its franchising business model. As a result of management’s efforts to explore and implement such growth alternatives, in the second quarter of 2013 the Company announced the formation of a newly organized operating division, SkyTouch Technology ("SkyTouch"), which develops and markets cloud-based technology products for the hotel industry. For the purposes of 2014 MIP, SkyTouch expenditures were calculated based on the budgeted amount without regard for the actual spend. As SkyTouch came in under budget in 2014, this had the effect of reducing the MIP bonus plan payout.
In February 2013, the Company implemented a Clawback Policy. Pursuant to the Clawback Policy, the Committee has the right to require the Company’s senior executives, including each of the NEOs, to pay back previous MIP payouts in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements. As announced in August 2014, the Company changed its practice of accounting for royalty and certain marketing and reservation fees in order to comply with generally accepted accounting principles. The financial restatements resulting from this change resulted in immaterial adjustments to the Company's annual financial statements which did not trigger the Company's clawback policy.
Short-Term Incentive Results
Operating Income
The Company achieved operating income of $214.4M in 2014. Pursuant to the MIP, operating income may be adjusted at the discretion of the Committee for certain non-recurring items. Operating income for 2014 incentive plan determination purposes was $212.98M, which resulted in an incentive payout at 147.5% of the target.
Operating Income Adjustments
In December 2014, the Committee approved bonus exception categories for the calendar year 2014 MIP bonus. The Committee decided to exclude amounts related to accounting changes that would have resulted in higher 2014 operating income results for MIP bonus purposes. Specifically, (1) $1.2 million related to the

Company's August 2014 correction of its accounting for royalty and certain marketing and reservation fees by reporting these fees in the same period that the underlying gross room revenues are earned by our franchisees rather than one month in arrears and (2) $1.5 million related to the Company's correction of its accounting policy related to capitalization of certain software development costs related to Sky Touch were excluded from operating income for MIP bonus calculation purposes.
During December 2008, the Committee approved standard MIP adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to performance measures related to Standing Adjustment Items made by the Company would not need additional Committee approval. For 2014, the benefit to operating income attributable to the Standing Adjustment Items was approximately $1.2 million.
Market Share and LTR
For 2014 annual incentive payments, the shared objectives were related to targeted market share and likelihood to recommend (LTR) scores for certain of our brands that we refer to as our “equity” brands. Market share achievement was determined based on the projected total lodging industry supply growth. Market share is the primary measure of how the Company is performing against competitors in growing our system size; it reflects the growth of our system as well as our growth relative to our competitive index. Greater market share translates to better financial performance. LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor. Performance in 2014 against both of these measures is captured in the chart below:

Criteria	Operating Income	Market Share*	Likelihood to Recommend (LTR)
Target	$195.46M as adjusted	To grow domestic units' market share on par with the industry	8.45 for equity brands (Cambria Suites, Comfort Inn, Comfort Suites and Sleep Inn)
Actual	$212.98M	0.79% net unit growth for Choice vs. 0.81% net unit growth for the U.S.	8.41 (99.5% of goal)
Achievement	109.5%	Within range; 2 basis points slower than the industry	4 basis point below plan
Payout Percentage	147.5%	85%	92%

*To arrive at market share for the Company and for the industry, Choice calculates the net number of hotel properties added to the Choice Hotels system at year-end 2014 compared to the total number of units at year-end 2013 as reported in the Choice Hotels Inns & Operating Report and the total number of open hotel units in the United States at year-end December 2014 versus the reported number of open units at year-end December 2013 as measured by the third-party firm Smith Travel Research.

Short-Term Incentive Payouts
The following table details the weighting of each of the performance measures and the actual amount each NEO earned in 2014 attributed to the measure.

NEO	Operating Income ($)		Market Share ($)		Likelihood to Recommend (LTR) ($)		Individual /Divisional Objectives ($)
Joyce	80%	1,132,704	10%	81,593	10%	88,313	—%	N/A
White	70%	266,272	10%	21,921	10%	23,726	10%	25,789
Pacious	70%	400,853	10%	33,000	10%	35,718	10%	48,529
Wu	70%	188,389	10%	15,509	10%	16,786	10%	23,720
Pepper	100% weighted based on achievement of executed franchise sales contracts in 2014; subject to operating income leverage up to the target incentive opportunity; see further description below. $171,956*
* In 2014 Mr. Pepper earned an additional $6,600 in contingent payments for satisfying certain outstanding items associated with one of the franchise agreements executed in 2013.

During 2014 the development team under the leadership of Mr. Pepper delivered 566 executed franchise agreements in the U.S., Canada and the Caribbean. Mr. Pepper's incentive plan set the target incentive award opportunity (i.e., 50% of salary) at 575 executed contracts, which is then leveraged based on the Company's operating income performance (147.5%). Further, within the 575 goal, Mr. Pepper had minimum goals for certain Choice brands. Because minimums for certain brands were not met, Mr. Pepper's bonus was reduced by 30%. Based on overall achievement, Mr. Pepper earned a total cash bonus of $171,956.

Other Payments under MIP

In addition to the cash awards described above, the amounts under the Management Incentive Plan include cash payments for the SkyTouch PVRSU Award, as further discussed in Long-Term Incentive Compensation below. The total value of the NEO SkyTouch PVRSU Award covering the PVRSU performance period of 2012 through 2014 is $472,987. Mr. Joyce received $292,578, Mr. White received $61,428, Mr. Pacious received $72,426 and Mr. Pepper received $46,555. Ms. Wu did not receive a payment as she joined the company in February 2012 and was not awarded a PVRSU grant by the Company at that time.

c. Long-Term Incentive Compensation
Long-term equity incentive compensation is the largest component of total compensation for our NEOs, as well as our executive officers in general. The Committee believes that linking the greatest portion of total compensation to long-term objectives furthers the goal of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term shareholder value. Additionally, the Committee believes this strategy focuses our executives on addressing the potential risks facing the business through managing with a long-term perspective. In order to strengthen the tie between executive compensation and the Company’s pay-for-performance philosophy, each executive’s targeted and actual pay mix may vary by position and the variance generally is based on the executive’s impact on operational performance, with those having a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.
In 2014, Choice increased the stock option component of its long-term compensation program (from 33.3% to 66.6% of long-term compensation) in order to focus on the long-term vision needed in the hospitality sector. Through the emphasis on stock options (with four-year vesting and a seven-year term) Choice aligned the objectives of its executive leadership team on the four to seven-year performance period instead of the prior emphasized three-year performance period. In addition, (i) the Company recognized that the hospitality sector is performing well in the current economic environment and sought to focus on Choice capitalizing on its position within that market and (ii) options are highly valued by employees and are an important retention tool.

Long-Term Incentive Target Opportunity
For all NEOs, the Committee approved awards of stock options and service-based restricted stock (“RS”), at 66.6% and 33.3% of the total value of the grant, respectively. This mix provides two-thirds performance-based alignment through the stock options, providing an appropriate focus on share price appreciation. The RS ensures that one-third of the award is focused on retention.
For Mr. Pepper, the Committee approved two awards of performance-vested restricted stock units (“PVRSUs”), which are in addition to the options and RS awards to Mr. Pepper. The PVRSUs awarded to Pepper are earned based on achievement of certain strategic objectives related to expansion of our upscale brand and increased market share of our core brands.
Equity Grant Policies
Consistent with prior years, the value of the long-term incentive opportunity granted to each NEO in 2014 was determined based on an established multiple of the NEO’s base salary. Each NEO’s multiple was established based on a combination of the executive's performance, the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.
Other than for Mr. Pacious and Mr. White, award targets as a percentage of salary for the continuing NEOs remained the same from 2013 to 2014. The target award value for Mr. Pacious increased from 150% to 175%, and for Mr. White from 125% to 150%, also with the intent of positioning their long-term incentives competitively within the relevant market. A target range grant value, which represents a multiple as a percentage of salary is determined for each NEO. The Committee then uses its discretion to determine the value of the equity award to be granted based on a range. The following table sets forth the equity award grant value for each applicable NEO and their base salary as of January 2, 2014:

Named Executive Officer	Base Salary ($)	Target Range Grant Value Multiple as a Percentage of Salary	2014 Equity Award Grant Date Fair Value ($)
Joyce	960,000	230% - 270%	2,500,011
White	430,000	125% - 175%	700,050
Pacious	517,680	140% - 210%	950,006
Wu	365,000	75% - 125%	900,043
Pepper	353,000	75% - 125%	735,063
For additional information on equity award values for each NEO in 2014, see the Grants of Plan-Based Awards Table.
In 2014, annual equity awards to the NEOs other than Mr. Joyce were granted by the Compensation Committee at its regularly scheduled March meeting and annual equity awards to Mr. Joyce were granted by the Board at a regularly scheduled March meeting. The exercise price of each stock option awarded to the Company’s executives is the closing price of the Company’s stock on the date of grant. The value of the aggregate equity grant to be delivered as RS is divided by the closing price of the Company's stock on the date of grant. The Company does not alter the grant date of awards based on the timing of the disclosure of material information.
As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.
Pepper PVRSU Grants
The Company granted PVRSUs to Mr. Pepper to align his compensation opportunity with the long-term results generated by his actions and decisions. In addition to his stock option and RS grants, in 2014 Mr. Pepper was awarded two PVRSU grants focused on achievement of certain strategic objectives related to increasing domestic royalties for core brands and growth of the Cambria brand. The PVRSUs granted to Mr. Pepper cover the performance period of 2014 through 2016.
Wu Restricted Stock Grant
In February 2014, the Company granted Ms. Wu an award of service based restricted shares of the Company's common stock with a fair market value of $500,019 with the purpose of addressing the gap in vested and unvested equity holdings in relation to the rest of the executive team and to enhance retention of top talent. The restricted shares will cliff vest in February 2017.

Long-Term Incentive Vesting Conditions / Performance Goals
Stock Options and RSUs
The stock option grants, which vest over a four-year period, align the executive performance goals with the goals of the Company and shareholders through the inherent focus on stock appreciation. The RSUs focus on retention.
2014 Pepper PVRSUs
Performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, for Mr. Pepper's 2014 PVRSU awards, the number of PVRSUs that actually vest during any performance period may range from 0% to 250% of the initial grant, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand. The chart below provides the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.
Pepper PVRSU I (2014-2016)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<100%	100%	100%	107%
Corresponding Vesting Result	0%	100%	100%	200%
Pepper PVRSU II (2014-2016)

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<100%	100%	100%	117%
Corresponding Vesting Result	0%	100%	100%	250%
Consistent with prior practice for PVRSUs, because detailed disclosure of these strategic objectives related to increasing domestic royalties for core brands and growth of the Cambria brand for the ongoing performance periods could easily be used in a competitively harmful way by third parties, we do not disclose our actual targets until the end of the respective performance periods. The growth of the Cambria brand will be measured by number of rooms open and operating as of December 31, 2016. A capital performance multiplier is a part of the PVRSU calculation for Mr. Pepper, providing Mr. Pepper with additional income if he is able to reach goal while maintaining certain capital levels. For Mr. Pepper's PVRSU II, the maximum 250% vesting result assumes the Cambria room goal top tier is reached and the max capital performance multiplier is achieved.
PVRSUs Previously Awarded
In relation to PVRSUs previously awarded, under the long-term incentive program, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that actually vest during any performance period may range from 0% to 200% of the initial grant, based on cumulative EPS performance as compared to targeted EPS for the period. The charts below provide the performance achievement levels and the corresponding vesting percent, applicable at that achievement level.

2012 Grant

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<80%	80%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%

2013 Grant

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%
Consistent with prior practice for PVRSUs, because disclosure of the cumulative EPS target for the ongoing performance periods could easily be used in a competitively harmful way by third parties, we do not disclose our actual target until the end of the respective performance periods. However, in determining the cumulative EPS target for the prior performance periods, the

Committee approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period. The Committee believes that the approved EPS targets are consistent with the Committee’s goal of making PVRSU EPS targets challenging, but achievable. The Committee believes that the recent history of PVRSU vesting supports this belief: in 2014, PVRSUs vested at 155% of the target share award; in 2013, PVRSUs vested at 130% of the target share award; in 2012 no PVRSUs vested because no PVRSUs were granted in 2009; in 2011 no PVRSUs vested as the minimum threshold performance was not achieved; and in 2010 PVRSUs vested at 70% of the target share award.
Long-Term Incentive Performance Results
After reviewing the targeted equity range opportunity for each executive, Mr. Joyce recommended that each of the NEOs should receive 2014 equity awards valued at or near the midpoint level of the range of potential grant values for each type of award.
The Committee approved a grant to Mr. Joyce above the midpoint of the range in recognition of Mr. Joyce’s performance, continuing leadership and management of the Company during 2014.
The chart below shows the actual stock options, PVRSUs and RS granted to each NEO as part of the Company’s annual equity grant process:

Name	Base Salary ($)		# of Options			# of PVRSU			# of Restricted Stock (1)			TOTAL GRANT
		LTI Guideline % of Salary	Grant Based on Black Scholes of			Grant Based on FMV of			Grant Based on FMV of
			$8.82			$45.59			$45.59
		Midpoint										Value ($)	% of Base Salary
			Midpoint ($)	Shares	Value ($)	Midpoint ($)	Shares	Value ($)	Midpoint ($)	Shares	Value ($)
Joyce, Stephen P	960,000	250%	1,600,000	188,965	1,666,671	—	—	—	800,000	18,279	833,340	2,500,011	260%
White, David L	430,000	150%	430,000	52,911	466,675	—	—	—	215,000	5,119	233,375	700,050	163%
Pacious, Patrick S	517,680	175%	603,960	71,807	633,338	—	—	—	301,980	6,946	316,668	950,006	184%
Wu, Simone	365,000	100%	243,333	30,235	266,673	—	—	—	121,667	13,165	633,370	900,043	247%
Pepper, David A	353,000	100%	235,333	27,211	240,001	—	8,226	375,024	117,667	2,633	120,038	735,063	208%

(1) Ms. Wu received two restricted stock grants in 2014: 10,240 shares at a FMV of $48.83 on February 28, 2014 and 2,925 shares at a FMV of $45.59 on March 26, 2014.

Previously Granted PVRSUs Vesting in 2015
As addressed above, in February 2015, performance-vested restricted stock units (PVRSUs) granted in 2012 subject to the three-year performance period, 2012 through 2014, paid out above target (110%) due to profitable revenue growth, a strong economy and expense management which drove above target three-year EPS achievement over the performance period.

Performance Period	EPS Performance
2014	95%
2013	97%
2012	115%
Cumulative	102%

In February 2015, PVRSUs previously granted to Messrs. Joyce, Pacious, Pepper and White were eligible to vest. These PVRSUs were granted in 2012, with the 3-year cumulative EPS target set at $5.99 for the performance period 2012-2014. The actual 3-year cumulative EPS applicable to these PVRSUs was $6.12, reflecting 102% of target and a payout of 110% of target.
In March 2015, the Committee considered and approved a special award payable in cash under the MIP to compensate executive officers who would have received higher PVRSU distributions had the SkyTouch investment been included in target EPS at the time of the grant (the “SkyTouch PVRSU Award”). The SkyTouch PVRSU Award takes into consideration the additional expenses generated by the development and launch of SkyTouch, which would otherwise have a dilutive impact on EPS. The SkyTouch PVRSU Award covering the performance period of 2012 through 2014 would result in a cumulative three-year EPS of $6.43 which reflects 107% of target and a payout of 135% of target, as compared to 110% of target. As a result, a total cash value of $472,987 was paid to the NEOs (other than Ms. Wu) covering the performance period of 2012 through 2014 to compensate them for the difference between the value of the awards between 110% and 135% achievement of the performance target. Ms. Wu did not receive a payment as she joined the Company in February 2012 and did not receive a PVRSU grant at that time.

The Committee approved the SkyTouch PVRSU Award after concluding that the dilutive impact of the Company’s investment in SkyTouch would have the effect of reducing (or eliminating) the potential for the PVRSU grants to be earned, for reasons not reflective of the actual performance of the Company and its associates, including the NEOs. The Committee believed the SkyTouch PVRSU Award enabled better alignment between pay and performance by encouraging the continued investment in growth strategies that, when properly invested in and implemented, should enhance our profitability, maximize our financial returns and continue to generate value for our shareholders.

Previously Granted PVRSUs Vesting in 2014

In February 2014, PVRSUs previously granted to Messrs. Joyce, Pacious, Pepper and White were eligible to vest. Ms. Wu did not receive this grant as she was not employed by the Company at the time of grant. These PVRSUs were granted in 2011, with the 3-year cumulative EPS target set at $5.33 for the performance period 2011-2013. The actual 3-year cumulative EPS applicable to these PVRSUs was $5.93, reflecting 111% of target and a payout of 155% of target. SkyTouch PVRSU Awards with total cash value of $122,926 were also paid to Messrs. Joyce, Pacious, Pepper and White covering the performance period of 2011 through 2013 to compensate them for the additional expenses generated by the development and launch of SkyTouch, which would otherwise have a dilutive impact on EPS.

Previously Granted 2012 - 2016 Joyce PBRSU

In May 2012, the Company granted Mr. Joyce a PBRSU award in connection with the negotiation and execution of his five-year contract extension. The performance targets for these PBRSUs were significantly higher than the stretch plan. At 100% of the performance target, Mr. Joyce would receive $2,000,023 worth of stock as measured at the time of the grant. The Company is not expected to meet the aggressive threshold goals for the 2012-2015 or 2012-2016 PBRSU performance periods. Based on the target number of shares underlying the PBRSU award and the stock price as of December 31, 2014, this would result in the forfeiture of $3,105,357 worth of stock for Mr. Joyce. The following chart illustrates the reported value in the Summary Compensation Table compared to the expected value of Mr. Joyce's PBRSU award.

d. Perquisite Allowance
Flexible Perquisites Plan.    The Company maintains a Flexible Perquisites Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits is reviewed annually against our peer group and is consistent with market practice in the hospitality and franchise market.
Pursuant to the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount of reimbursement that may be used by the executive officer for any of the following benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care and fitness expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive. The executive is responsible for paying any associated tax on amounts reimbursed under the Company's Flexible Perquisites Plan and no tax gross-up is provided. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent in the hospitality and franchise markets.
In 2014, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below.

Officer	2014 Eligible Reimbursement ($)
Joyce	31,800
White	15,000
Pacious	15,000
Wu	15,000
Pepper	15,000
For actual amounts reimbursed to each officer under the Flexible Perquisites Plan during 2014, see the All Other Compensation column of the Summary Compensation Table below.

VII. OTHER BENEFITS PROGRAMS AND POLICIES

a. Other Executive Benefits

In addition to the Flexible Perquisites Plan, the Company offers our officers and members of the Board the Company’s Stay at Choice program which provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. Through the Stay at Choice program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are a valuable source of input and feedback with regard to the value and consistency of our product. For the reasons set forth above, there is no limit on an executive’s use of this plan during the year. The Company pays the tax and gross-up associated with utilizing the Stay at Choice program.

Mr. Joyce is eligible for the personal use of the Company aircraft for up to 40 flight hours per year. The Company does not provide a tax gross-up on this benefit.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

b. Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salaries, annual cash incentives and long-term incentive plan distributions. Deferrals are always 100% vested. The non-qualified plans provide the NEOs with a long-term capital accumulation opportunity. These plans provide a range of investment opportunities and are designed to comply with section 409A of the Internal Revenue Code of 1986, as amended (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the non-qualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.
For more information on these plans, see the All Other Compensation columns of the Summary Compensation Table below, as well as the Non-Qualified Deferred Compensation Table and accompanying narratives below.

c. Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and further promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares worth a multiple of the executive’s then-current base salary. The guidelines provide that executives must achieve ownership of shares having the required market value within five years after first becoming a covered executive.
As of December 31, 2014, our NEOs each hold more than twice the required share ownership.
The chart below details the required market value for each category of executive officer

Category	Required Ownership
Chief Executive Officer - Joyce	5x current base salary
Category 1 - White, Pacious	3x current base salary
Category 2 - Wu, Pepper	2x current base salary
Category 3 - Other	1.5x current base salary
Stock ownership counting towards satisfaction of the guidelines includes:

•	Stock purchased on the open market by the executive;

•	Stock obtained through stock option exercises;

•	Stock obtained through Choice’s 401(k) Retirement Savings and Investment Plan or Non-Qualified Retirement Savings and Investment Plan;

•	Restricted stock issued by Choice, including time-based restricted stock, performance vested restricted stock and performance-based restricted stock; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.
If an executive does not attain the ownership levels within the five-year period, and thereafter maintain the ownership levels, the Committee may:

•
Require the transfer of up to fifty percent (50%) of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation to assist the executive in attaining the level of ownership required by the guidelines;

•	Restrict the executive from selling or otherwise disposing of Choice stock until he or she has attained the required ownership levels;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.

In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.
The Committee formally reviews the stock ownership of the executives at least annually.

Our NEOs typically hold significantly more than their required ownership. As of December 31, 2014, each of the NEOs has attained at least twice the required levels for their positions.

d. Hedging and Pledging Transactions

In September 2012, the Company adopted restrictions on hedging transactions by Company employees, including the NEOs. These restrictions are set forth in the Company’s Insider Trading Policy. The restriction prohibits Company employees, including NEOs, from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds unless the transaction has been reviewed and approved in advance by the Company’s Legal Department. No directors or executive officers are utilizing hedging transactions as of December 31, 2014.
The Company's policy on pledging is also set forth in the Company's Insider Trading Policy. The Company prohibits Directors and Section 16 Officers from pledging shares without prior written approval of the General Counsel.

e. Executive Compensation Recovery "Clawback" Policy

In February 2013, the Company implemented a Bonus Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, the Committee has the right to require the Company’s senior executives, including each of the NEOs, to pay back previous MIP distributions in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

f. Severance and Change in Control Arrangements
Each of the NEOs is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement and for each of Ms. Wu and Messrs. White and Pacious, a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan that is generally applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on contract renewal negotiations, with the Committee giving due consideration to market terms.
In connection with the contract renewal negotiations between the Company and Mr. Joyce completed in May 2012, the Company entered into an amended and restated employment agreement with Mr. Joyce, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.
The Company and each of Ms. Wu and Messrs. White and Pacious are parties to an executive non-competition, non-solicitation and severance benefit agreement. The Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable. Each of these agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, and for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of his or her base salary plus 200% of his or her annual bonus. These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper, who does not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. The Severance Benefit Plan’s severance benefit level for executives at or above Mr. Pepper’s level is generally 5 weeks of severance pay for each year of service subject to a minimum and a cap, where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.
Mr. Joyce’s employment agreement, the severance benefit agreements with Ms. Wu and Messrs. White and Pacious, and the Severance Benefit Plan for Mr. Pepper contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period of time following termination.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of

December 31, 2014, see the Potential Payments Upon Termination or Change of Control section below.

h. Tax and Accounting Information

Section 162(m) of the Internal Revenue Code imposes a corporate deduction limit of $1 million annually on certain compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed with the Company as of the end of the tax year. Compensation is deductible to the extent it constitutes performance-based compensation (compensation paid based on satisfying pre-established performance goals) that has been approved by the shareholders. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), and the Company generally seeks to do so, there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.
On February 8, 2013, the Board adopted the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the

“EICP”). The EICP provides for short-term cash incentive awards to the Company’s Chief Executive Officer and other designated executive officers. The material terms for the payment of incentive compensation to the Company’s executive officers under the EICP were approved by the Company's shareholders at the 2013 annual meeting. The compensation paid pursuant to such material terms may be deductible by the Company under Section 162(m).
Service-based restricted stock awards are generally subject to the $1 million deduction limitation imposed by Section 162(m); however, the Company has plans in place so that all other equity awards, pursuant to their governing plans, may qualify as fully deductible under Section 162(m).

i. Compensation Risk Mitigation

In 2014, the Committee reviewed the Company’s various incentives and other compensation programs and practices and the processes for implementing these programs to determine whether any risks arising from our compensation policies and practices for our NEOs and other employees could encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. In conducting this review, the Committee considered analysis performed by Mercer, an independent compensation consulting firm, with regard to the Company’s compensation policies and practices.

The factors considered by the Committee include:

•
the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives established by our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short-term and the long-term;

•	our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	material adjustments that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board, (ii) the Company has ownership requirements, restrictions on hedging, restrictions on pledging of securities by Directors and Section 16 Officers and a clawback policy and (iii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives that aligns with shareholder value creation.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Ervin R. Shames, Chairman
William L. Jews
Gordon A. Smith
John P. Tague

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2014:

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2014	958,846	—	833,340	1,666,671	1,595,188	29,137	233,871	5,317,053
President &	2013	928,846	—	1,666,698	833,341	1,010,354	26,265	201,881	4,667,385
Chief Executive Officer	2012	874,808	—	3,333,385	666,667	1,534,762	26,851	251,142	6,687,615
David L. White	2014	413,000	—	233,375	466,675	399,135	31,779	78,414	1,622,378
Senior Vice President,	2013	361,635	—	300,036	150,002	234,416	28,646	74,765	1,149,500
Chief Financial Officer & Treasurer	2012	344,616	—	380,030	140,005	336,071	29,286	84,551	1,314,559
Patrick S. Pacious	2014	515,343	—	316,668	633,338	590,526	6,147	78,315	2,140,337
Chief Operating Officer	2013	450,673	—	450,016	225,007	308,545	5,542	96,405	1,536,188
	2012	426,923	—	1,986,492	165,003	413,942	5,665	97,418	3,095,443
Simone Wu	2014	363,839	—	633,370	266,673	244,404	—	41,329	1,549,615
Senior Vice President,	2013	334,423	—	220,046	110,006	168,545	—	48,238	881,258
General Counsel, Secretary & Chief Compliance Officer	2012	278,750	239,418	212,532	162,508	286,471	—	51,595	1,231,274
David A. Pepper	2014	352,116	—	495,061	240,001	225,111	110,058	43,295	1,465,642
Senior Vice President,	2013	330,000	—	220,046	110,006	227,929	99,208	72,312	1,059,501
Global Development	2012	329,509	—	212,034	106,007	742,500	101,424	63,983	1,555,457

(1)
Except as noted in the following sentence, values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal a Named Executive Officer’s stated annual salary.

(2)
Represents cash bonus payments made outside of the Company’s Non-Equity Incentive Plan Compensation. For Ms. Wu in 2012, represents a cash bonus paid in connection with her agreement to join the Company as General Counsel, Senior Vice President, Secretary & Chief Compliance Officer.

(3)
For each of the NEOs, amounts shown in the Stock Awards column for 2012, 2013 and 2014 include the grant date fair values for RS, PBRSUs and PVRSUs. The values included for PBRSUs and PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2014 are discussed in Note 18 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. The actual value realized by each individual with respect to PBRSU and PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 207.46% for PBRSUs and 0% to 250% for PVRSUs based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2014 PVRSU awards to Mr. Pepper was $375,024. The grant date fair value based on the maximum outcome for the 2014 PVRSU awards to Mr. Pepper was $843,804.
The grant date fair value based on the probable outcome for the 2013 PVRSU awards was $833,349 for Mr. Joyce, $150,018 for Mr. White, $225,008 for Mr. Pacious, $110,023 for Mr. Pepper and $110,023 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2013 PVRSU awards was $1,666,698 for Mr. Joyce, $300,036 for Mr. White, $450,016 for Mr. Pacious, $220,046 for Mr. Pepper and $220,046 for Ms. Wu.
The grant date fair value based on the probable outcome for the 2012 PVRSU awards was $666,681 for Mr. Joyce, $140,015 for Mr. White, $165,006 for Mr. Pacious and $106,017 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2012 PVRSU awards was $1,333,362 for Mr. Joyce, $280,030 for Mr. White, $330,012 for Mr. Pacious and $212,034 for Mr. Pepper. Because Ms. Wu joined the Company in 2012, she did not receive any PVRSUs in 2012. The 2012 PVRSUs awards vested in February 2015 with an actual outcome at 110% of the performance target.
The amount shown in Mr. Joyce’s Stock Award column for 2012 includes the grant date fair value of PBRSUs based on the probable outcome of the performance goal (100% of the performance target), which amounts to a grant date fair value of $2,000,023. The grant date fair value based on the maximum outcome for the PBRSU awards was $4,149,200. The PBRSU award was granted to Mr. Joyce in connection with the negotiation and execution of his 5-year contract extension signed in May 2012. The Company is not expected to meet the threshold goals for the 2012-2015 or the 2012-2016 PBRSU performance periods, in which case no amount under this PBRSU would be paid.

(4)
Values reflect the cash awards earned by each of the Named Executive Officers under the 2014 Management Incentive Plan. For a discussion of the performance targets under the 2014 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2014 Management Incentive Plan, see the Grants of Plan-Based Awards for 2014 table below. For Mr. Pepper, the 2014 amount includes $6,600 in contingent payments earned by him for satisfying certain outstanding items associated with one of the franchise agreements executed in 2013. The remaining 2013 contingent balance of $39,600 was forfeited due to non-completion of the franchise agreement process. Mr. Pepper's 2014 amount does not include payment of $6,048 that is pending for eight of the executed franchise agreements that are subject to satisfying certain outstanding items with them during 2015.

In addition to the cash awards described above, the amounts under the Management Incentive Plan include cash payments for the SkyTouch PVRSU Award, as further discussed in Long-Term Incentive Compensation below. The total value of the NEO SkyTouch PVRSU Award covering the PVRSU performance period of 2012 through 2014 is $472,987. Mr. Joyce received $292,578, Mr. White received $61,428, Mr. Pacious received $72,426 and Mr. Pepper received $46,555. Ms. Wu did not receive a payment as she joined the company in February 2012 and was not awarded a PVRSU grant by the Company at that time. Last year, the total value of the NEO SkyTouch PVRSU Award covering the PVRSU performance period of 2011 through 2013 was $122,926. Mr. Joyce received $78,659, Mr. Pacious received $13,093, Mr. Pepper received $13,429 and Mr. White received $17,745. Ms. Wu did not receive a payment as she was not employed by the Company at the time of the PVRSU grant.

(5)
Values reflect the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.

(6)	See the All Other Compensation table below for additional information on the amounts included for each Named Executive Officer in the 2014 All Other Compensation column.

ALL OTHER COMPENSATION
The following table further illustrates the components of the 2014 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Total ($)
Joyce	47,942	10,200	—	175,729	233,871
White	21,370	10,200	15,641	31,203	78,414
Pacious	28,344	10,200	7,447	32,324	78,315
Wu	16,888	10,200	2,079	12,162	41,329
Pepper	16,009	10,200	303	16,783	43,295

(a)
Represents amounts paid during 2014 with respect to reimbursement for payment of taxes under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business.

(b)	Benefits included in this column include the following amounts or types of compensation:

•
reimbursement for stay during 2014 under our Stay at Choice program, which was $13,586 for Mr. White; $16,605 for Mr. Pacious; $4,646 for Ms. Wu; and $532 for Mr. Pepper (Such reimbursements cannot form the basis for inferences as to whether or how often the NEOs stay at Choice properties. Some NEOs may not submit every stay for reimbursement under the Stay at Choice program.);

•	reimbursement of club dues incurred in 2014 under the Flexible Perquisites Program, which was $7,335 for Mr. Joyce; $8,944 for Mr. White; $6,195 for Mr. Pacious; and $6,578 for Mr. Pepper;

•
reimbursement of financial and tax planning services and legal expenses incurred during 2014 under the Flexible Perquisites Program, which was $9,412 for Mr. Joyce; $3,900 for Mr. White; $3,650 for Mr. Pacious; $400 for Ms. Wu; and $8,422 for Mr. Pepper;

•	reimbursement of health and wellness expenses incurred during 2014 under the Flexible Perquisites Program, which was $2,196 for Mr. Joyce; $4,582 for Mr. Pacious; and $4,842 for Ms. Wu;

•	$462 in car allowance for each of the following officers: White, Pacious, Wu, and Pepper. This benefit was discontinued in January, 2014.

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2014, which was $152,288.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 40 hours per year. Periodically, Mr. Joyce’s family members and guests may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

GRANTS OF PLAN-BASED AWARDS FOR 2014
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each NEO annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2014, each NEO’s aggregate standard annual equity value (excluding extraordinary performance grants, employment and retention related grants and similar grants made outside of the annual process) was divided into awards of approximately two-thirds stock options and one-third service-based restricted stock (“RS”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Mr. White’s long-term equity grant value in 2014 was 162.8% of his base salary, or $700,050. Approximately two-thirds of this value, or $466,675, was granted as stock options. The Black-Scholes value was $8.82. Thus, the number of shares subject to Mr. White’s option grant on March 26, 2014 was determined as follows: $466,675/$8.82 = 52,911 shares. The value of the aggregate equity grant to be delivered as RS was divided by the closing price of Choice’s Common Stock on the date of the grant, or $45.59. Thus, Mr. White’s stock grant was determined as follows: $233,375/$45.59 = 5,119 RS shares.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		480,000	960,000	1,920,000
	3/26/2014								188,965	45.59	1,666,671
	3/26/2014							18,279			833,340
White		129,000	258,000	516,000
	3/26/2014								52,911	45.59	466,675
	3/26/2014							5,119			233,375
Pacious		194,130	388,260	776,520
	3/26/2014								71,807	45.59	633,338
	3/26/2014							6,946			316,668
Wu		91,250	182,500	365,000
	2/28/2014							10,240			500,019
	3/26/2014								30,235	45.59	266,673
	3/26/2014							2,925			133,351
Pepper		143,500	176,500	---
	3/26/2014								27,211	45.59	240,001
	3/26/2014				1,029	4,113	10,283				187,512
	3/26/2014				2,468	4,113	8,226				187,512
	3/26/2014							2,633			120,038

(1)
For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2014 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. Based on the unique structure of Mr. Pepper’s Plan, there is no maximum amount that can be earned. For a discussion of the performance targets under the 2014 Management Incentive Plan, see Short-Term Incentive Compensation above. For the actual payments made to each NEO pursuant to the 2014 Management Incentive Plan, see the 2014 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Represents the range of PVRSU award sizes upon vesting. Mr. Pepper's PVRSUs will vest, if at all, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs actually vest.

(3)
Represents grants of RS to each NEO. With the exception of Ms. Wu's 2/28/14 grant, these awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer. Ms. Wu's 2/28/14 grant vests on the third anniversary of the grant date. Dividends are paid on the RS, if and at the same rate as dividends are paid on our outstanding Common Stock.

(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.

(5)
The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the NYSE on the date of the grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE
Employment Agreements
Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. White and Pacious and with Ms. Wu.
Mr. Joyce
On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended and restated on April 30, 2008 and further amended September 16, 2010 (as amended, the “Initial Joyce Employment Agreement”). The term of the Initial Joyce Employment Agreement was five years. The Initial Joyce Employment Agreement provided that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Initial Joyce Employment Agreement also provided that Mr. Joyce was to be nominated for election to the Board as a Class III director. Mr. Joyce was appointed to the Board, effective April 30, 2008.
On May 24, 2012, Choice and Mr. Joyce entered into the Second Amended and Restated Employment Agreement, as amended March 4, 2014, (the “Joyce Employment Agreement”), which superseded and replaced the Initial Joyce Employment Agreement. The March 4, 2014 amendment to the Second Amended and Restated Employment Agreement provided for a one-year extension of the termination date, from May 25, 2017 to May 25, 2018.
Pursuant to the Joyce Employment Agreement, Mr. Joyce receives an initial annual base salary of $900,000 as President and Chief Executive Officer. As of December 31, 2014, Mr. Joyce's salary was $960,000. On the effective date of the agreement, Mr. Joyce received an award of performance-based restricted stock units (“2012 PBRSU”), which superseded and replaced the PBRSU granted under the Initial Joyce Employment Agreement. The target number of shares granted under the 2012 PBRSU is equal to the number with a fair market value on the effective date of $2,000,023. Approximately one-third of the target number of shares of the 2012 PBRSUs is eligible to vest four years from the effective date subject to the satisfaction of a 4-year performance target. This partial vesting does not include any threshold or maximum payout; therefore, if the 4-year performance target is met or exceeded, the partial vesting will occur, and if the 4-year performance target is not met, no portion of the partial award will vest. Any portion of the 2012 PBRSUs that does not vest at the four-year measurement period will vest five years from the effective date, subject to the satisfaction of a 5-year performance target. The actual payout at the conclusion of the 5-year period is subject to leveraging based on satisfaction of the 5-year performance target, with a 60% target payout threshold and a 207.46% payout maximum. The Company is not expected to meet the threshold goals for the 2012-2015 or the 2012-2016 PBRSU performance periods.
In addition, Mr. Joyce is eligible throughout the term of the Joyce Employment Agreement to earn a target bonus of 100% per year of his base salary. Additionally, Mr. Joyce is eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee. Mr. Joyce is also eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years. Mr. Joyce was eligible to participate under the Initial Joyce Employment Agreement in the now-terminated Choice Supplemental Executive Retirement Plan (“SERP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. The SERP was terminated in December 2012 and Mr. Joyce received a payout of his accrued benefit.
The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) use of the aircraft utilized by the Company for personal use for up to 40 flight hours per year, consistent with Company policy, (ii) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (iii) participation in the Company’s Flex Perquisite Program in an amount not to exceed $31,800 per year or such higher amount as may be approved by the Committee and (iv) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Under the Joyce Employment Agreement effective in May 2012, Mr. Joyce no longer receives a corporate club membership or automobile allowance, both benefits that were provided under the Initial Joyce Employment Agreement.
Mr. White
Mr. White, the Company’s Senior Vice President, Chief Financial Officer & Treasurer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011, as amended March 25, 2013, (the “White Severance Benefit Agreement”). The White Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2014, he received a base salary of $430,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 60.0% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. White is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.

Mr. Pacious
Mr. Pacious, the Company’s Chief Operating Officer, entered into a Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012, the “Pacious Severance Benefit Agreement”). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2014, he received a base salary of $517,680 per year, was participating in our annual incentive bonus plan with a target bonus equal to 75.0% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2014 she received a base salary of $365,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50.0% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Ms. Wu is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status. The Company terminated automobile allowances for its executive officers effective January 2014.
Please see the Potential Payments Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2014
The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, PVRSU and PBRSU awards is based on the NYSE closing market price of Choice’s stock as of December 31, 2014, which was $56.02. The PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s May 2012 PBRSUs that will be earned, if at all, based upon our four and five-year cumulative average EPS growth rates (see Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Mr. Joyce and Mr. Pepper's 2014 PVRSUs that will be earned, if at all, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand).
In connection with the Company’s payment in 2012 of a special cash dividend of $10.41 per share, the Compensation and Management Development Committee was required to approve an equitable adjustment to the outstanding stock options to prevent the dilution of their value. The Committee elected to utilize an adjustment method known as the “ratio-spread adjustment” which combined a reduction of the exercise price (by amount less than the $10.41 per share dividend amount) with an increase in the number of shares subject to the option, to preserve the ratio of exercise price to fair market value that existed prior to the payment of the special cash dividend. For all option awards prior to the special cash dividend, the number of securities and the applicable option exercise price reflect the post-special dividend adjustment. Because dividends are payable on RS and earned (and potentially payable) on PVRSUs and PBRSUs, no adjustments to the number of shares subject to these awards were made. However, because of the negative impact on EPS of the financing transactions related to the special dividend, the Committee approved adjustments to the EPS targets for the 2012 PVRSU awards and to the cumulative average EPS growth rates for the 2012 PBRSUs granted to Mr. Joyce.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	05/01/2008	104,581	—	26.55	05/01/2015	—	—	—	—
	02/08/2009	152,924	—	20.41	02/08/2016	—	—	—	—
	02/15/2010	132,046	—	24.75	02/15/2017	—	—	—	—
	02/21/2011	71,604	23,868	31.31	02/21/2018	2,729	152,879	—	—
	02/19/2012	44,002	44,002	27.03	02/19/2019	9,365	524,627	20,600	1,154,012
	05/25/2012	—	—	—		—	—	33,261	1,863,281
	02/08/2013	21,065	63,196	36.76	02/08/2020	17,003	952,508	22,670	1,269,973
	03/26/2014	—	188,965	45.59	03/26/2021	18,279	1,023,990	—	—
White	02/14/2005	7,776	—	22.71	02/14/2015	—	—	—	—
	02/10/2008	24,181	—	25.11	02/10/2015	—	—	—	—
	02/08/2009	37,079	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	36,708	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	16,159	5,389	31.31	02/20/2018	618	34,620	—	—
	02/19/2012	9,240	9,241	27.03	02/19/2019	4,776	267,552	4,327	242,399
	02/08/2013	3,791	11,376	36.76	02/08/2020	3,061	171,477	4,081	228,618
	03/26/2014	—	52,911	45.59	03/26/2021	5,119	286,766	—	—
Pacious	02/08/2009	50,564	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	32,845	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	11,934	3,978	31.31	02/20/2018	2,957	165,651	—	—
	02/19/2012	10,890	10,890	27.03	02/19/2019	37,432	2,096,941	5,099	285,646
	03/13/2012	—	—	—		10,750	602,215	—	—
	02/08/2013	5,687	17,064	36.76	02/08/2020	4,591	257,188	6,121	342,898
	03/26/2014	—	71,807	45.59	03/26/2021	6,946	389,115	—	—
Wu	02/19/2012	10,725	10,727	27.03	02/19/2019	5,970	334,439	—	—
	02/08/2013	2,780	8,343	36.76	02/08/2020	2,245	125,765	2,993	167,668
	02/28/2014	—	—	—		10,240	573,645	—	—
	03/26/2014	—	30,235	45.59	03/26/2021	2,925	163,859	—	—

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pepper	02/08/2009	56,884	—	20.41	02/08/2016	—	—	—	—
	02/14/2010	32,845	—	24.75	02/14/2017	—	—	—	—
	02/20/2011	12,250	4,086	31.31	02/20/2018	1,719	96,298	—	—
	02/19/2012	6,996	6,997	27.03	02/19/2019	1,490	83,470	3,276	183,522
	02/08/2013	2,780	8,343	36.76	02/08/2020	2,245	125,765	2,993	167,668
	03/26/2014	—	27,211	45.59	03/26/2021	2,633	147,501	8,226	460,821

(1)
The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term.

(2)
Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for (i) Ms. Wu’s 2/19/2012 restricted stock awards for 4,565 shares and 1,405 shares, which vest four years and three years, respectively, from the date of grant and Ms. Wu’s 2/28/2014 restricted stock awards for 10,240 shares, which vests three years from the date of grant, (ii) Mr. Pacious’ 3/13/2012 restricted stock award for 10,750 shares which vests three years from the date of grant and his 2/19/2012 restricted stock awards for 14,405 shares and 21,068 shares, which vest three years and five years and eight months, respectively, from the date of grant, (iii) Mr. White’s 2/19/2012 restricted stock award of 2,809 shares, which vests three years from the applicable grant date.

(3)
PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target, except for Mr. Pepper's 2014 PVRSUs that will be earned, if at all, based on achievement of certain strategic objectives related to increasing domestic royalties for core brands and on the growth of the Cambria brand. If Mr. Joyce’s PBRSUs are earned, they vest upon the conclusion of four and five-year performance periods based on cumulative average EPS growth.

The PVRSUs granted in 2012 reflect the actual share amounts awarded in 2014 at 110% payout. Based on previous year(s) performances, the PVRSUs granted in 2013 are valued at target. Mr. Pepper's 2014 PVRSU grant is valued at target. Mr. Joyce's 2012 PBRSU grant is valued at the minimum threshold. The Company is not expected to meet the threshold goals for the 2012-2015 or the 2012-2016 PBRSU performance periods.

OPTION EXERCISES AND STOCK VESTED FOR 2014
The following table provides information for each of the NEOs on stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the NYSE closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	236,979	5,856,580	33,821	1,621,659
White	19,759	396,613	19,719	934,673
Pacious	45,262	1,213,275	9,185	439,680
Wu	—	—	748	35,695
Pepper	3,793	128,069	6,825	326,988

NON-QUALIFIED DEFERRED COMPENSATION FOR 2014
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003, as amended in December 2008 with such amendment effective on January 1, 2009. Our Chief Executive Officer and other key executives approved by the Board (including each of the NEOs) are eligible to participate in the EDCP. During 2014, each of the NEOs participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2014, each of the participating NEOs, other than Ms. Wu, was fully vested in their Company match amounts.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.
Stock Deferral Program.    Each NEO is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to Section 409A. This amendment became effective on January 1, 2009.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the highly-compensated employee limit established by the IRS, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the NEOs were eligible to participate in the Non-Qualified Plan in 2014. However, Mr. White retains an account balance related to his prior plan participation.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $17,500 for 2014.). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2014 ($) (1)	Registrant Contributions 2014 ($) (2)	Aggregate Earnings 2014 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2014 ($)
Joyce	EDCP	217,005	47,942	88,538	—	2,352,306
White	EDCP	42,740	21,370	72,968	—	1,139,342
	Nonqualified Plan			6,866	—	139,774
	Stock Deferral Program			126,727		927,029
Pacious	EDCP	56,688	28,344	35,264	—	570,509
Wu	EDCP	36,384	16,888	5,413	—	152,923
Pepper	EDCP	80,042	16,009	219,568	—	3,453,928
	Stock Deferral Program	—		67,354		492,705

(1)
The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2014 base salary deferred by the officer during 2014. The bonus amounts represent the officer’s 2013 annual bonus that was paid and deferred in early 2014. The salary amounts below are included in the 2014 Salary column of the Summary

Compensation Table above, while the 2013 annual bonus amounts are included in the 2013 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2014 Salary ($)	2013 Annual Bonus ($)
Joyce	95,885	121,120
White	42,740	—
Pacious	56,688	—
Wu	36,384	—
Pepper	52,817	27,225

(2)	Amounts in this column are included in the 2014 All Other Compensation column of the Summary Compensation Table above.

(3)
Certain amounts in this column represent earnings on each officer’s EDCP account that are also included in the 2014 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO under the EDCP. Those amounts are: $29,137 for Mr. Joyce; $31,779, for Mr. White; $6,147 for Mr. Pacious; and $110,058, for Mr. Pepper.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2014, the last business day of 2014. The amounts shown assume that such termination was effective as of December 31, 2014 and, for any equity-based payments or valuations, the NYSE closing market price of Choice’s Common Stock on December 31, 2014, or $56.02 per share. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•
annual incentive compensation earned during the fiscal year of termination, which for 2014 is reflected in the 2014 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth above under the heading Non-Qualified Deferred Compensation for 2014.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.
Payments Made upon Constructive Termination or Termination without Cause
Mr. Joyce
Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated,” he will be entitled to receive for two years after the date of such constructive termination, the base salary and bonus (calculated on the actual payout of the corporate objectives) under the Joyce Employment Agreement. The base salary severance shall be paid in installments in accordance with the Company’s payroll cycle. Additionally during this two-year period, all unvested restricted stock and stock options granted prior to the constructive termination shall continue to vest. With respect to the 2012 PBRSU, Mr. Joyce is entitled to a pro-rata vesting of the target award based upon the percentage of actual service through the date of constructive termination. All unvested PVRSU grants will lapse upon constructive termination.
The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.
Generally, “constructive termination” is defined under Joyce Employment Agreement as:

•	Choice’s removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties to Mr. Joyce inconsistent with the duties set forth in the agreement;

•	a decrease in Mr. Joyce’s compensation or benefits;

•	a change in Mr. Joyce’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of Mr. Joyce’s authority, position, duties or responsibilities;

•	the relocation of Mr. Joyce’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects Mr. Joyce; or

•	any other material breach of the agreement by Choice.
Messrs. Pacious and White and Ms. Wu
Under the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under each agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted after the date of his or her respective severance agreement (for Mr. Pacious, May 5, 2011, for Mr. White, August 1, 2011 and for Ms. Wu, February 13, 2012) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
Mr. Pepper
If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30 of any year, Mr. Pepper is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2014, Mr. Pepper would be entitled to 60 weeks of continued base salary. In addition, Mr. Pepper would receive payment of his 2014 incentive bonus, as well as continued medical and dental benefits during the 60-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.
Payments Made upon Death or Disability
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Joyce, White, Pacious, Pepper and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.
Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his PBRSUs based upon the percentage of actual service through the date of death or disability. All unvested PVRSU grants lapse upon death or disability.
Payments Made upon Termination Following Change of Control
Mr. Joyce
If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he will be entitled to receive an amount equal to his base salary and bonuses (payable at 100% of target) for the period of two and a half years after the date of such change of control termination.
During the period of time he receives the foregoing change of control severance payments, all unvested shares of restricted stock and stock options, including the 2012 PBRSU assuming maximum performance but excluding the PVRSU grants, are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Unvested PVRSU grants will lapse upon such change of control termination.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.
Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.
Messrs. White and Pacious and Ms. Wu
For Messrs. White and Pacious and Ms. Wu, pursuant to each of their respective Severance Benefit Agreements, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, he is entitled to receive:

•
a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (for Mr. Pacious, the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount; for Mr. White and Ms. Wu, the bonus payment is calculated based on the target bonus for the fiscal year in which the termination occurs); and

•
immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his or her respective severance agreement (for Mr. White, August 1, 2011, for Mr. Pacious, May 5, 2011 and for Ms. Wu, February 13, 2012).

In addition, in the event of a termination following a change of control, the Company’s Long-Term Incentive Plan (“LTIP”) would govern the equity grants issued to Messrs. White and Pacious prior to the date of each of their respective severance agreements and the LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. Therefore, for each of Messrs. White and Pacious, the LTIP, together with each of their respective severance agreements, would result in the immediate vesting of all of the executive’s equity awards.
Also, upon a change in control termination, Messrs. White and Pacious and Ms. Wu would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Messrs. White and Pacious and Ms. Wu in order for each executive to receive his or her severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
Mr. Pepper
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by him for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the fiscal year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other conditions applicable to Mr. Pepper in order to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, Mr. Pepper is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to Mr. Pepper at the maximum level of performance applicable to the award.

Mr. Joyce
The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change of Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	1,920,000	(1)	2,400,000	(2)	—	—
Annual Incentive Bonus(3)	1,920,000		1,920,000		—	—
Benefits & Perquisites:
Disability Income(4)	—		—		3,050,000	—
Health and Welfare Benefits(5)	10,872		10,872		—	—
Life Insurance Benefits(6)	—		—		—	1,960,000
Long-Term Incentives:
Stock Options(7)	3,662,839		5,053,578		5,053,578	5,053,578
Restricted Stock Grants(8)	1,824,347		2,654,004		2,654,004	2,654,004
PVRSUs(9)	—		—		—	—
PBRSUs(10)	1,615,602		6,442,300		1,615,602	1,615,602

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2014, for two years.

(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2014, for two years and six months.

(3)	Amount represents the estimated target incentive bonus amounts for fiscal years 2015 and 2016, based on the target bonus amount for 2014.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 31, 2014 through the month in which he reaches age 65.

(5)	Amount represents estimated reimbursements to Mr. Joyce of COBRA continuation of health care coverage premiums for Mr. Joyce and his family for a period of 18 months.

(6)	Amount represents estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.

(7)
Upon constructive termination, stock options will continue to vest for a period of two years. Upon death or disability, stock options will continue to vest through the original term of such option. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a NYSE closing market price on December 31, 2014 of $56.02.

(8)
Upon constructive termination, restricted stock will continue to vest for a period of two years. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. In the case of termination following a change of control, all restricted stock awards immediately vest. The values presented represent the value of the stock based on the NYSE closing market price of our stock on December 31, 2014 of $56.02.

(9)	Upon constructive termination, death, disability or termination following a change of control, unvested PVRSUs are immediately terminated.

(10)
Upon constructive termination, death, or disability, Mr. Joyce is entitled to an immediate pro-rata vesting of the PBRSU awards based upon the amount of service through the date of termination or death compared to the 5-year vesting term. In the case of termination following a change of control, all unvested PBRSU awards will immediately vest with the maximum performance level under the terms of the award assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2014 of $56.02, and solely in the case of a termination following a change of control, 207.5% vesting leverage, which is the maximum leverage permitted under the PBRSU grant.

Mr. White
The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	578,846	—	—	—
Cash Severance(2)	—	1,376,000
Benefits & Perquisites:
Health and Welfare Benefits(3)	15,114	—	—	—
Outplacement Services(4)	18,000		—	—
Disability Income(5)			5,550,000	—
Life Insurance Benefits(6)	—	—	—	1,430,000
Long-Term Incentives:
Stock Options(7)	689,887	1,172,022	—	—
Restricted Stock Grants(8)	525,131	760,415	—	—
PVRSUs(9)	448,944	897,889	—	—

(1)	Amount represents continued payment of Mr. White’s base salary, based on his salary as of December 31, 2014, for 70 weeks.

(2)	Amount represents 200% of Mr. White’s annual base salary as of December 31, 2014, plus 200% of Mr. White’s annual target bonus amount for 2014.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. White for continued coverage under our medical and dental plans for 70 weeks, based on Mr. White’s elected coverage as of December 31, 2014.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2014 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the NYSE closing market price on December 31, 2014 of $56.02.

(8)
For termination without cause or with good reason, restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the NYSE closing market price on December 31, 2014 of $56.02.

(9)
For termination without cause or with good reason, PVRSUs granted after August 1, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2014 of $56.02, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	696,877	—	—	—
Cash Severance(2)	—	1,811,880
Benefits & Perquisites:
Health and Welfare Benefits(3)	1,072	—	—	—
Outplacement Services(4)	18,000		—	—
Disability Income(5)			4,825,000	—
Life Insurance Benefits(6)	—	—	—	1,518,000
Long-Term Incentives:
Stock Options(7)	909,277	1,491,635	—	—
Restricted Stock Grants(8)	1,884,849	3,511,110	—	—
PVRSUs(9)	602,551	1,205,102	—	—

(1)	Amount represents continued payment of Mr. Pacious’ base salary, based on his salary in effect on December 31, 2014, for 70 weeks.

(2)	Amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2014, plus 200% of Mr. Pacious’ annual target bonus amount for 2014.

(3)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pacious’ elected coverage as of December 31, 2014.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2014 through the month in which he reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2014 of $56.02.

(8)
For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2014 of $56.02.

(9)
For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2014 of $56.02, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	491,346	—	—	—
Cash Severance(2)	—	1,095,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	9,757	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			4,525,000	—
Life Insurance Benefits(6)	—	—	—	1,365,000
Long-Term Incentives:
Stock Options(7)	575,775	787,013	—	—
Restricted Stock Grants(8)	500,147	1,197,708	—	—
PVRSUs(9)	167,668	335,336	—	—

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2014, for 70 weeks.

(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2014, plus 200% of her annual bonus target for 2014.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2014.

(4)	Amount represents the estimate value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2014 through the month in which she reaches age 65.

(6)	Amount represents the estimated value of the proceeds payable to Ms. Wu’s beneficiary upon her death.

(7)
For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2014 of $56.02.

(8)
For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2014 of $56.02.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2014 of $56.02 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	407,308	—	—	—
Cash Severance(2)	—	1,059,000
Benefits & Perquisites:
Health and Welfare Benefits(3)	12,955	15,114	—	—
Disability Income(4)			5,325,000	—
Life Insurance Benefits(5)	—	—	—	1,353,000
Long-Term Incentives:
Stock Options(6)	—	748,323	—	—
Restricted Stock Grants(7)	—	453,034	—	—
PVRSUs(8)	—	1,590,632	—	—

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2014, for 60 weeks.

(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2014, plus 200% of his annual bonus target for 2014.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 60 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2014. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2014.

(4)
Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2014 through the month in which he reaches age 65.

(5)	Amount represents the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2014 of $56.02.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2014 of $56.02.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2014 of $56.02 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2014
During 2014, non-employee directors were entitled to receive the cash and equity compensation in column I below. In September 2014, the Board approved the compensation for non-employee directors in column II below, effective January 1, 2015.

	Column I	Column II
	2013-2014 Compensation ($)	Compensation Effective Jan. 1, 2015 ($)
Annual Retainer—Stock
Members—Independent	110,000	120,000	(1)
Annual Retainer—Cash
Board Member (up to 7 meetings)	45,000	55,000
Audit Committee Member (col. I - up to 6 meetings)(col. II - up to 8 meetings)	10,000	10,000
Compensation Committee Member (col. I - up to 4 meetings)(col. II - up to 6 meetings)	6,000	8,000
Corporate Governance and Nominating Member (col. I - up to 2 meetings)(col. II - up to 3 meetings)	3,000	5,000
Diversity Committee Member (col. I - up to 2 meetings)(col. II - up to 3 meetings)	3,000	5,000
Audit Committee Chair	15,000	25,000
Compensation Committee Chair	7,500	16,000
Corporate Governance and Nominating Chair	4,000	10,000
Diversity Committee Chair	4,000	10,000
Lead Independent Director	20,000	20,000
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000	2,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.
In September 2014, the Board amended the Company's Corporate Governance Guidelines to provide that Directors are required to reach and maintain $300,000 in ownership of Company stock within five years of election to the Board.
The following table illustrates the compensation earned by or paid to non-employee directors during 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott A. Renschler	48,000	110,033	404	158,437
William L. Jews	62,000	110,033	224	172,257
Ervin R. Shames	97,500	110,033	590	208,123
Gordon A. Smith	59,000	110,033	1,915	170,948
Barbara T. Alexander	76,000	110,033	2,866	188,899
John P. Tague	65,000	110,033	264	175,297
Monte J.M. Koch	58,000	110,033	4,554	172,587
John Schwieters	5,000	-	1,208	6,208(4)

(1)
Mr. Joyce is not included in the table as he served as an employee of Choice during 2014 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies. In September 2014, the Compensation Committee raised Mr. Bainum's salary to $300,000, effective January 1, 2015.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2014, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Scott A. Renschler, 21,973; William L. Jews, 5,497; Ervin R. Shames, 33,490; Gordon A. Smith, 45,954; Barbara T. Alexander, 0; John P. Tague, 7,807; and Monte J.M. Koch, 0.

(3)
This column includes reimbursements and associated tax gross up payments for spousal travel to Board meetings not held at the Company’s headquarters, and related to the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. The figures above, cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program.

(4)
Mr. Schwieters retired from the Board in May 2014. In June 2014, Mr. Schwieters received $5,000 in committee meeting reconciliation fees earned during the 2013 - 2014 Board term. In 2014, Mr. Schwieters also received $1,208 in Stay at Choice program reimbursement.

PROPOSAL 2 - APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN TO EXTEND THE TERM OF THE PLAN AND APPROVAL OF MATERIAL TERMS FOR THE PAYMENT OF PERFORMANCE-BASED COMPENSATION UNDER THE PLAN
The shareholders are being asked to consider and vote upon a proposal to approve (1) an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan (the “Plan”), to extend the term of the Plan by two years, and (2) the material terms for payment of performance-based compensation under the Plan in accordance with Section 162(m) of the Internal Revenue Code (the “Code”).
On February 27, 2015 the Board, upon recommendation of the Compensation and Management Development Committee (the “Committee”), adopted an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan, as amended, subject to shareholder approval. The amendment, a copy of which is attached to this proxy statement as Appendix A, would extend the term of the Plan until February 13, 2018. If our shareholders do not approve the amendment to the Plan, the Plan will terminate on the original termination date of February 13, 2016, unless terminated earlier by action of the Board.
The Company is seeking shareholder approval of the amendment to comply with the NYSE shareholder approval requirements applicable to equity plans. In addition, the Company is seeking shareholder approval of the material terms for payment of Section 162(m) performance-based compensation to enable, for the next five years, the Company to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) of the Code, in addition to shareholder approval, are satisfied. The material terms and conditions of performance-based compensation are (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the Plan to establish performance goals as a condition to the payment of the performance-based awards.
Section 162(m) requires shareholder approval of performance-based compensation terms every five years. Shareholders last approved the Section 162(m) performance-based compensation terms under Plan at our 2013 annual meeting of shareholders. If shareholders do not approve this proposal the Plan will continue and remain without any changes thereto; awards and payments may still be made under the Plan, however some or all of any such payments may not be deductible by the Company for periods after the annual shareholders meeting in 2019.
Our Recommendation
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADOPT THE AMENDMENT TO THE PLAN AND TO APPROVE MATERIAL TERMS AND CONDITIONS RELATING TO THE PAYMENT OF PERFORMANCE-BASED COMPENSATION.
Section 162(m) Performance-Based Compensation
Shareholder approval of this proposal is intended to permit the equity awards paid to the Company’s covered employees under the Plan to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code and to enable the Company to deduct such compensation for federal income tax purposes if the requirements of Section 162(m) in addition to shareholder approval are satisfied. Shareholder approval of this proposal will constitute approval of the Section 162(m) performance-based compensation terms and conditions described below, which consist of provisions relating to (i) eligibility for awards, (ii) the maximum amount of performance-based compensation that may be paid under the Plan during a specified period to any eligible person, and (iii) the performance measures that may be used under the Plan to establish performance goals as a condition to the payment of the performance-based awards. Even if this proposal is approved, the Company may exercise its discretion to award compensation under the Plan that would not qualify as “qualified performance-based compensation” under Section 162(m) of the Code.
Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code limits publicly-held companies, such as the Company, to an annual deduction for U.S. federal income tax purposes of $1 million for compensation paid to each of their covered employees. For this purpose, “covered employees” include the Company’s chief executive officer and the Company’s other three highest compensated executive officers (other than the chief financial officer). However, performance-based compensation is excluded from the $1 million limitation. The Plan is designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code, but it is not required under the Plan that awards qualify for this exception.
To qualify as performance-based:

•	The compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

•	The performance goal under which compensation is paid must be established by a committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

•	The material terms of the performance goal under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the Company before payment is made; and

•	The Committee must certify in writing, before payment of the compensation, that the performance goals and any other material terms were, in fact, satisfied.

Under the Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.
In the case of compensation attributable to options or stock appreciation rights (“SARs”), the performance goal requirement (summarized in the first bullet above) is deemed satisfied, and the certification requirement (summarized in the fourth bullet above) is inapplicable, if (i) the grant or award is made by the Committee; (ii) the plan under which the option or SAR is granted states the maximum number of shares with respect to which such awards may be granted during a specified period to an employee; (iii) and under the terms of the option or SAR, the amount of compensation is based solely on an increase in the value of the common stock after the date of grant.
Eligibility. All the Company’s employees or directors are eligible to receive awards under the Plan. The Committee shall have full discretionary authority to determine the persons to whom awards will be made and the time or times at which such grants will be made.
Award Limitations. The Plan contains limitations on the maximum number of shares available for issuance with respect to specified types of awards. Subject to adjustments for changes in the Company’s capitalization:

•	The maximum number of shares of stock subject to options that may be granted under the Plan to any person in a calendar year is 250,000;

•	The maximum number of shares of stock subject to stock or stock unit awards that may be granted to any person in a calendar year is 250,000; and

•	The maximum number of shares of stock subject to phantom share awards that may be granted to any person in a calendar year is 250,000.
Performance Measures. The performance goals for a performance-based award under the Plan must be established in writing by the Committee before the 90th day after the beginning of any performance period applicable to such award and while the outcome is substantially uncertain, or at such other date as may be required or permitted for performance-based compensation under Section 162(m) of the Code. Under the Plan, the performance goals upon which the payment or vesting of a performance-based award to a covered employee that is intended to qualify as performance-based compensation under Section 162(m) of the Code will be limited to the following performance measures, with or without adjustment:

operating income;
earnings before interest, taxes, depreciation and amortization;
earnings;
cash flow;
market share;
sales or revenue;
expenses;
profit/loss or profit margin;
working capital;
return on equity or capital;
earnings per share;
stock price;
price/earnings ratio;
debt or debt-to-equity;
balance sheet measurements;
cash or assets;
liquidity;
economic value added;
operations;
mergers and acquisitions or divestitures;
franchisee operations;
average daily room rates;
room occupancy rates;
room turnover;

customer satisfaction;
revenue and/or royalties per available room;
executed franchise contracts; and
number of franchises.
Performance objectives based on one or more of the foregoing criteria may be used to measure the performance of Company either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.
Under the Plan, the Committee may, to the extent consistent with Section 162(m), provide in any performance-based award that any evaluation of performance may include or exclude any of the following events that occur during a performance period:

restructurings or discontinued operations;
extraordinary items and all items of gain, loss, or expense determined to be extraordinary or unusual in nature;
sale of assets;
litigation, claims, judgments, or settlements;
the effect of changes in tax law or other such laws or provisions affecting reported results;
accruals for reorganization and restructuring programs;
accruals of any amounts for payment under the Plan or any other compensation arrangement maintained by the Company; and
investments in or expenses related to new lines of business or non-core business initiatives that were unbudgeted at the time the performance criteria was established.
General
As of March 17, 2015 the closing price per share of the stock was $63.86 as reported on the NYSE. Because participation and the types of awards under the Plan are discretionary, the benefits or amounts that will be received by any participants or groups of participants if the amendment of the Plan is approved are not currently determinable.
Summary of Material Terms of the Plan
The following summary of the material provisions of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this proxy statement as Appendix B. You are urged to read this proposal and the text of the Plan in their entirety.
Purpose. The purpose of the Plan is to (i) provide to eligible employees, officers and directors who are primarily responsible for the continued growth and success of the Company an opportunity to increase their (or acquire a) proprietary interest in the Company, and (ii) enable the Company to continue to attract, retain and reward the best available talent for the Company’s continued profitable performance.
Effective Date; Amendment, and Termination.  The Plan became effective on February 13, 2006 and will terminate on either (i) February 13, 2016 (in the event this proposal is not approved) or (ii) February 13, 2018 (in the event this proposal is approved, or in either case earlier if terminated in accordance with the terms of the Plan. Our Board may amend, suspend, or terminate the Plan at any time; provided that no amendment, suspension, or termination may impair the rights or obligations under outstanding awards, without the consent of the grantee. Our shareholders must approve any amendment to the Plan to the extent determined by the Board or if such approval is required under applicable law or NYSE regulations. Our shareholders also must approve any amendment that changes the no re-pricing or option pricing provisions of the Plan.
Administration.    The Compensation Committee will administer the Plan (subject to the Board’s discretion to designate any other committee or subcommittee to administer the Plan).
Eligibility.    Any employee, officer or director of the Company or any of its affiliates is eligible to receive an award under the Plan. As of March 2, 2015, approximately 1,279 employees, 7 executive officers and 9 non-employee directors of the Company or any of its subsidiaries or other affiliates are eligible to participate in the Plan.
Shares Available for Issuance. As of March 2, 2015, the maximum number of shares of stock that will be available for issuance under the Plan will be 2,139,767 shares. As of March 2, 2015, there were 2,837,331 shares of stock subject to outstanding grants, including 611,281 full value shares and 2,226,050 stock options.
Shares of stock issued under the Plan may be authorized but unissued shares, reacquired shares, or both. The number of shares considered issued under the Plan equals the number of shares issued upon exercise or settlement of an award. However, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award, and unissued shares resulting from settlement of stock appreciation rights in stock or net settlement of a stock option do not again become eligible for issuance as future awards under the Plan.

Options. Stock option grants may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options (options that do not qualify as incentive stock options for federal income tax purposes). The exercise price of an option cannot be less than the fair market value of a share on the grant date, unless granted in connection with a merger or acquisition as a replacement for options held by optionees of the acquired entity. The duration of incentive stock options cannot exceed ten years, or five years if granted to a ten percent shareholder. If an incentive stock option is granted to an individual ten percent shareholder, the exercise price must be at least 110% of the fair market value on the grant date.
Participants may exercise their options in whole or in part. The exercise of an option may be paid in cash or, if provided in an award agreement, stock or in a combination of cash and stock.
Except in connection with certain corporate transactions involving the Company, the Compensation Committee may not, without shareholder approval, either (i) reduce the option price of an option or SAR, (ii) amend or cancel an option or SAR for the purpose of re-pricing, replacing or re-granting such option or SAR with an exercise price that is less than the original exercise price of such option or SAR, (iii) take any other action that (whether in the form or an amendment, cancellation or replacement grant) that has the effect of re-pricing an option or SAR, or (iv) substitute, replace or exchange an option for any other award or cash if the option price exceeds fair market value.
Other Awards. The Compensation Committee may grant stock subject to vesting restrictions; stock appreciation rights providing the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted; stock unit awards, which are a conditional right to receive a share of stock in the future, subject to restrictions, including vesting restrictions; and performance-based and non-performance based incentive awards, ultimately payable in stock or cash or a combination thereof, which may be multi-year and/or annual incentive awards subject to achievement of specified performance goals tied to business criteria described below. Notwithstanding the forgoing, stock awards and stock unit awards that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date, provided however, that (i) up to five percent of the shares available for issuance under the Plan as of April 29, 2010, may be granted pursuant to the Plan without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalents issues in connection with any awards granted at any time under the Plan shall not be subject to or counted for either these restrictions or the five percent limit, subject to the terms of the Plan.
Adjustments for Changes in Capital Structure. The maximum number of shares as to which awards may be granted under the Plan, the annual award limits and the terms of any outstanding award shall be adjusted proportionately in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for stock options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in the Plan, may be designed to treat the shares available under the Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares to reflect a deemed reinvestment in shares of the amount distributed to the Company’s shareholders. Notwithstanding the foregoing or the terms of any agreement to the contrary, any adjustments required hereunder for any award shall, to the extent necessary to comply with Section 409A of the Code, be made in accordance with Section 409A (and any regulations thereunder).
Fair Market Value Determination. Generally, for so long as the shares of stock remain listed on the NYSE, the fair market value of a share of stock on an award grant date, or on any other date for which fair market value is required to be established under the Plan, unless otherwise determined by the Committee, will be the mean between the high and low prices reported on the NYSE for that date. If the shares of stock cease to be listed on the NYSE and are listed on another established national or regional stock exchange or traded on another established securities market, fair market value will generally similarly be determined by reference to the mean between the high and low prices as reported for the first day prior thereto in which shares of stock were traded. If the shares of stock cease to be listed on the NYSE or another established national or regional stock exchange or traded on another established securities market, the Compensation Committee will determine the fair market value of the shares of stock by the reasonable application of a reasonable valuation method, in a manner consistent with Section 409A of the Code.
Amendment and Termination. The Board may at any time and for any reason amend or terminate the Plan, except that no alteration of amendment will be effective without shareholder approval if such approval is required by law, regulation, rule or order. Additionally, no termination or amendment may adversely alter or affect the terms of any outstanding awards without the consent of the affected participant.
Tax Consequences of the Plan
The following discussion of the federal income taxes of the Plan is intended to be a summary of the applicable federal laws as currently in effect. Foreign, state, and local tax consequences may differ and laws may be amended or interpreted differently during the term of the Plan or awards granted thereunder. Because federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.
Stock Options.    Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options do not comply with such requirements.
Only employees, and not non-employee directors, can be granted incentive stock options. An optionee is not taxed on the grant or an exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following the option grant date and at least one year following the exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to an exercise of an incentive stock option before satisfying the one and two-year holding periods as described above, the optionee will generally recognize both ordinary income and capital gain in the year of the disposition. The amount of ordinary income will be the lesser of (i) the amount realized upon disposition less the optionee’s adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a distribution will be long-term capital gain if the stock had been held for at least one year following the exercise of the incentive stock option and otherwise will be short-term capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee’s disposition of the shares after satisfying the holding requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.
In order for an option to qualify for incentive stock option tax treatment, the grant of the options must satisfy various conditions (e.g., the limitation of $100,000 of stock underlying incentive stock options that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. In the event an option intended to be an incentive stock option fails to so qualify, it will be taxed as a non-qualified stock option as described in the next paragraph.
An optionee is not taxed on the grant of a non-qualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.
Stock Appreciation Rights. The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.
Stock Awards and Stock Unit Awards. Generally, grantees of stock or stock unit awards do not recognize income at the time of the grant of such stock or stock unit awards. However, when the stock or stock unit awards vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock such time, and the Company will receive a corresponding deduction. A grantee of stock awards may elect under Section 83(b) of the Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions.
Company Deduction and Section 162(m). The Compensation Committee may establish performance conditions and other terms with respect to grants of stock or stock unit awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Compensation Committee will determine the extent to which such grant is intended to be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Committee will certify the extent to which the performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.
Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an award.
Equity Compensation Plan Information

Plan Category	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/Share) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by shareholders	2,226,050	40.39	2,139,767
Equity compensation plans not approved by shareholders	—	—	—
Board Recommendation
The Board recommends that shareholders vote FOR the approval of the proposed amendment to our Plan to extend the term of the Plan to February 13, 2018 and approve the material terms for payment of performance-based compensation.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee (“Compensation Committee”) actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 24 of this proxy statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders. To that end, as noted in the Compensation Discussion and Analysis, in 2012 we adopted an anti-hedging policy as part of our Insider Trading Policy and in 2013 we adopted a clawback policy that requires senior executives to pay back previous cash incentive plan distributions in the event that the Company materially restates its financial results as a result of significant non-compliance with financial reporting requirements. For 2014, we (i) replaced the EPS performance measure with operating income for short-term incentive compensation and (ii) increased the percentage of long term incentive stock options to best align the Company's management with a focus on the long-term success of the Company. In addition, we eliminated tax gross-ups on the flexible perquisite reimbursements and eliminated the car allowance for our executives for 2014.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance	Link pay to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhances shareholder value
Encourage Growth
Encourage the exploration of opportunities in business areas that are adjacent or complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relative to the appropriate market and performance is, over time, consistent with performance relative to market competitors to provide appropriate incentive as well as retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership by our executives

Long-Term Focus	Foster long-term focus required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the executive team is in alignment and functions as an enterprise wide focused unit in achieving the objectives of the Company
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within the complexity of an organization that manages over $7 billion in system-wide gross room revenue in a rapidly changing, disruptive distribution environment

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2015. During fiscal year 2014, PricewaterhouseCoopers LLP (through May 27, 2014) and Ernst & Young LLP (beginning May 30, 2014) each served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See Principal Auditor Fees and Services below.
As a matter of good corporate governance, the appointment of Ernst & Young LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During fiscal years 2014 and 2013, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firms. The following table presents fees for audit services rendered by Ernst & Young LLP and PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2014 and 2013, and fees incurred for other services rendered by Ernst & Young LLP and PricewaterhouseCoopers LLP relating to those periods.

Fees	Ernst & Young Fiscal Year Ended December 31, 2014 ($)	PwC Fiscal Year Ended December 31, 2014 ($)	PwC Fiscal Year Ended December 31, 2013 ($)
Audit Fees	973,500	587,131	771,370
Audit Related Fees(1)	0	0	115,950
Tax Fees(2)	0	125,491	98,654
All Other Fees(3)	1,995	0	3,600
Total	975,495	712,622	989,574

(1)
Audit Related Fees primarily include Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services.

(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.

(3)
All Other Fees include i) for Ernst & Young LLP, subscription to the Global Accounting and Auditing Information Tool (GAAIT) and ii) for PricewaterhouseCoopers LLP, renewal fees for the online Comperio accounting research software program.

Board Recommendation
The Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 10 Choice franchised hotels as of December 31, 2014. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2014 was approximately $2.4 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.0% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; (c) a reservation fee of 0.0% to 1.75% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 0.0% to 2.7% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008, which was amended effective January 1, 2012 to effect an $35,000 increase in the annual salary payable under the agreement. Effective January 1, 2015 the Board approved a $65,000 increase in the annual salary payable to Mr. Bainum. Pursuant to this agreement, Mr. Bainum is paid an annual salary of $300,000 as of January 1, 2015, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.
In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company and father of our Chairman. In August 2012, the Company entered into a lease amendment to extend the initial five-year term for an additional period of three years. The terms of the lease, as amended, required the Company to make rent payments totaling $360,250 during the initial five-year term and $253,334 during the three-year extension. The Company provided use of the entire leased space to Stewart Bainum, Sr. free of charge and reimbursed him for the taxes incurred related to the personal use of the office space, which reimbursements were approximately $27,000 in 2014. Stewart Bainum, Sr. passed away in February 2014.  The Company terminated the lease as of September 30, 2014, and, pursuant to the terms of the lease, paid a $102,840 termination fee.
The Company entered into a Sublease Agreement with Sunbridge Capital, an entity controlled by the Bainum family, to sublease office space at the Company's Chevy Chase office to Sunbridge on a month-to-month basis as of November 1, 2013 at an annualized full service rental rate of $89,532. The Sublease Agreement terminates April 30, 2019 or upon ninety (90) days prior written notice of either party to the other party. The Sublease Agreement was approved by the Company's independent directors. The Company received $89,532 in rent under the Sublease Agreement in 2014.

In February, 2014, the Company entered into a lease for certain office space in Beverly Hills, California for the purpose of providing office space to Stewart Bainum, Jr., a principal shareholder of the Company and our Chairman. The Company terminated the lease as of May 31, 2014. The total paid by the Company for the four-month period was $17,448.

The Company has found strategic use of a corporate aircraft to be an efficient, flexible business tool that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously maintained a Master Aircraft Lease Agreement (the “Agreement’) with LP_C, LLC (“LPC”), an entity owned by Stewart Bainum, Sr., Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permitted the Company to lease from time to time the aircraft owned by LPC (“Aircraft”). On May 16, 2013, LPC and Choice Hotels International Services Corp., a wholly-owned subsidiary of the Company ("CHISC"), entered into an Aircraft Sale and Purchase Agreement which closed on June 3, 2013, pursuant to which CHISC agreed to purchase the Aircraft for $9 million. An appraisal conducted by an unaffiliated third party determined that the purchase price of $9 million was more favorable to the Company than the fair market value of the aircraft. The Company's disinterested directors approved the Aircraft Sale and Purchase Agreement between LPC and CHISC.

Thereafter, on June 3, 2013, CHISC assigned the purchase agreement to an unaffiliated financial institution (“Purchaser”). In connection with the Purchaser’s acquisition of the Aircraft, the Purchaser also entered into an agreement with the Company to lease the Aircraft to the Company for a basic term of 60 months. In connection with the primary lease of the Aircraft, the Company entered into an agreement with each of Stewart Bainum, Sr. and Stewart Bainum, Jr. that allows those individuals to sublease the aircraft from the Company from time to time for their personal use. The sublease agreements among the Company and Stewart Bainum, Sr. and Stewart Bainum, Jr. provide for lease payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements. The terms of the sublease agreements for Messrs. Bainum Sr. and Bainum, Jr. are consistent with the terms of sublease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. Stewart Bainum Sr. passed away in February 2014 and did not use the aircraft in 2014. In 2014, the Company received payments of $40,301 from Mr. Bainum Jr. and $49,163 from Jane Bainum under these sublease agreements.

In December 2014, the Board approved an aircraft sublease with Mr. Joyce. The sublease applies to Mr. Joyce’s use of the aircraft beyond the 40 hours of personal use provided in his employment agreement. The terms of the sublease are consistent with the Company’s third-party aircraft subleases. The sublease became effective February, 2015. The Company did not receive any payments in 2014 under the sublease with Mr. Joyce.

On September 17, 2014, the Company repurchased (i) 333,482 shares of its common stock from Stewart Bainum, Jr., the Chairman of the Board of Directors of the Company and (ii) 22,500 shares of its common stock from Scott Renschler, a member of the Board at a price per share of $51.78. The repurchase transactions were approved by the independent directors of the Board and were effected as part of the Company’s existing share repurchase program.

On November 14, 2014, the Company repurchased 1,043,509 shares of its common stock from Stewart Bainum, Jr., the Chairman of the Board, at a purchase price per share of $51.95 per share. The purchase price represented a discount of 2.25% to the closing price of the Company’s common stock on the NYSE on November 13, 2014, the last trading day before the execution of the agreement to purchase the shares. The transaction was approved by the independent directors of the Board and was effected as part of the Company’s existing share repurchase program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that except for the late filings noted below, all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2014. Late filings consist of:

•
One report for a rabbi trust dividend reinvestment on January 16, 2014 was filed three days late for each of David White, David Pepper, William Jews, John Schwieters, Gordon Smith, Ervin Shames, John Tague, and Scott Renschler.

•
One report for tax withholding from a restricted stock vesting on February 8, 2014 was filed six days late due to a system error in calculating the withholding for each of David White, Simone Wu, David Pepper, Patrick Pacious, Scott Oaksmith, and Stephen Joyce.

•
One report for tax withholding from a restricted stock vesting on February 14, 2014 was filed one day late due to a system error in calculating the withholding for each of David White, David Pepper, Patrick Pacious, Scott Oaksmith, Patrick Cimerola, and Stephen Joyce.

•
One report for the vesting and tax withholding of a performance vested restricted stock grant on February 20, 2014 was filed ten days late for each of Stephen Joyce, Patrick Pacious, Patrick Cimerola, David Pepper, and David White.

•	One report for a restricted stock grant to Simone Wu on February 28, 2014 was filed five days late.

•	One report for a restricted stock grant to Scott Renschler on May 8, 2014 was filed one day late.

•	One report for an exercise and sale of a stock option by Stephen Joyce on August 13, 2014 was filed one day late.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Ms. Alexander as Chairman, Ms. Landsman and Messrs. Shames and Koch. Mr. Tague served on the Committee until December 12, 2014. The Audit Committee is currently composed of four independent directors within the meaning of the NYSE’s rules.

On May 27, 2014, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm, effective immediately. The audit reports of PWC on the consolidated financial statements of the Company as of and for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2013 and 2012, and through May 27, 2014, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PWC, would have caused PWC to make reference to the subject matter of the disagreements in its reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On May 30, 2014, following the conclusion of a competitive process managed by the Committee, the Company engaged Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2014.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, the Company's financial statements as of and for the year ended December 31, 2014. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The Committee has reviewed with Ernst & Young LLP matters required to be discussed pursuant to the PCAOB's Auditing Standard no. 16 "Communications with Audit Committee." In addition, the Committee has discussed various matters with Ernst & Young LLP related to the Company's consolidated financial statements, including critical accounting policies and practices used, and other material written communications between Ernst & Young LLP and management.
In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Ernst & Young LLP in 2014 and PricewaterhouseCoopers LLP in 2014 for audit and non-audit services appears above under the heading Principal Auditor Fees and Services. All of the services provided by Ernst & Young LLP and PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE
Barbara T. Alexander, Chairman
Monte J. M. Koch
Liza K. Landsman
Ervin R. Shames

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2016 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 27, 2015. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2016 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2016 Annual Meeting, must deliver notice to the Company no later than February 24, 2016, but not prior to January 25, 2016.
A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2016 Annual Meeting must deliver notice to the Company no later than February 24, 2016, but not prior to January 25, 2016. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5026. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2015 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Appendix A

AMENDMENT TO
THE CHOICE HOTELS INTERNATIONAL, INC.
2006 LONG-TERM INCENTIVE PLAN

The 2006 Long-Term Incentive Plan, as amended (the “Plan”) is hereby amended, effective February 27, 2015, as follows:

A.        Section 1.02 is hereby deleted and replaced with the following:

“Effective Date and Duration of Plan.  Unless terminated earlier by the Board, this Plan is effective until February 13, 2018. Any Awards that are made under the Plan prior to the termination date shall continue in effect in accordance with the terms of the Agreement after that date.”

B.        Section 9.04(d) is hereby deleted and replaced with the following:

“(d) To the extent consistent with Section 162(m) of the Code, the Committee (i) may appropriately establish performance criteria that either disregards or takes into account the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately establish performance criteria that either includes or excludes gains and losses related to any of the following events that occurs during a performance period: (A) the sale of assets, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs, (E) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, and (F) investments in or expenses related to new lines of business or non-core business initiatives that were unbudgeted at the time the performance criteria was established.”

Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

A-1

Appendix B

2006 Long-Term Incentive Plan with Related Amendments

The Plan was approved by the Board February 13, 2006, as follows:

CHOICE HOTELS INTERNATIONAL, INC.
2006 LONG-TERM INCENTIVE PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

1.01. Purpose.    The purpose of the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan is to provide to eligible employees, officers and directors who are primarily responsible for the continued growth and success of Choice Hotels International, Inc. an opportunity to increase their (or acquire a) proprietary interest in the Company. The Plan also enables the Company to continue to attract, retain and reward the best available talent for the Company’s continued profitable performance.

1.02. Effective Date and Duration of Plan.    Unless terminated earlier by the Board, this Plan is effective for a 10-year period beginning on the date on which the Plan is adopted by the Board; provided that no Shares may be awarded prior to stockholder approval of the Plan and any other Awards granted prior thereto are expressly conditioned upon such approval. Any Awards that are made under the Plan prior to the termination date shall continue in effect in accordance with the terms of the Agreement after that date.

ARTICLE II
DEFINITIONS

2.01. Affiliate means any corporation, partnership, limited liability company, limited liability partnership, business trust, or other entity controlling, controlled by or under common control with the Company. Notwithstanding the preceding sentence, except as otherwise provided by the Committee, this term shall not include any entity of which at least fifty percent (50%) of the combined voting power of the entity’s outstanding securities is owned, directly or indirectly, by the Bainum Family Group.

2.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Phantom Shares or an Option granted to such Participant.

2.03. Award means any Stock Award, award of Phantom Shares or Option granted under the Plan.

2.04. Bainum Family Group means (a) Stewart Bainum, his wife, their lineal descendants (and their spouses so long as they remain spouses) and the estate of any of the foregoing persons, and (b) any partnership, trust, corporation or other entity to the extent any shares (or their equivalent) of such entity are considered to be beneficially owned by any person or estate referred to in subsection (a) above.

2.05. Board means the Board of Directors of the Company.

2.06. Cause means (i) dishonesty; (ii) gross negligence or willful misconduct; (iii) fraudulent or unethical conduct; (iv) unreasonable neglect or refusal to perform the Participant’s duties; (v) Participant’s unauthorized use for his or her own benefit or transfer to a third-party of any confidential or proprietary information of the Company or any Affiliate, (vi) a breach of the terms of Participant’s employment or other agreement with the Company (or any Affiliate); (vii) a violation of the established policies of the Company (or any Affiliate); (viii) conduct constituting a felony or other crime involving moral turpitude; or (ix) willful or malicious conduct which causes injury to the Company’s (or an Affiliate’s) business or reputation or otherwise adversely affects the interests of the Company or an Affiliate.

2.07. Change in Control means the earliest date on which:
(a) There shall be a change in the ownership or control of the Company effected through either the acquisition, directly or indirectly, by any person or group of persons acting in concert (other than (i) the Company or any Affiliate, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (iii) the Bainum Family Group) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty (50%) percent of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders or otherwise, who do not own fifty percent (50%) on the date this Plan is adopted;
(b) There is a consolidation or merger of the Company with another entity (other than an Affiliate) in which the Company’s shareholders (determined as of immediately prior to the consummation of the consolidation or merger) own (directly or indirectly) less than fifty percent (50%) of the shares of the surviving entity;
(c) The complete liquidation or dissolution of the Company;
(d) The sale or other disposition of all or substantially all of the assets of the Company to another person or entity (other than an Affiliate);

(e) The date as of which less than fifty percent (50%) of the Company’s Board is no longer made up of individuals who were, as of the date this Plan was approved by the stockholders, members of that Board (the “Incumbent Board”), provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall, for purposes of the Plan, be considered as a member of the Incumbent Board (excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or
Notwithstanding the foregoing, in the event that the Bainum Family Group cease (in the aggregate) to own, directly or indirectly, at least thirty-three percent (33%) of the combined voting power of the Company’s outstanding securities, “fifty percent (50%)” shall be replaced by “thirty-three percent (33%)” wherever it appears in subsection (a) above.

2.08. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.09. Committee means the Committee or Committees referred to in Section 4.01 of the Plan; provided, that the Board may, in its sole discretion consistent with applicable law, act in the place of the Committee in making Awards or taking any other actions hereunder. If at any time no Committee shall be in office or exist, the functions of the Committee specified in the Plan shall be exercised by the Board.

2.10. Company means Choice Hotels International, Inc., a Delaware corporation, or any successor corporation.

2.11. Covered Employee means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.12. Director means a member of the Board or the board of directors (or other governing board) of any Affiliate.

2.13. Disability means total and permanent disability as defined in Section 22(e)(3) of the Code.

2.14. Employee means all persons employed as an employee by the Company or any Affiliate, whether full-time or part-time.

2.15. Exchange Act means the Securities Exchange Act of 1934, as amended, and in effect.

2.16. Fair Market Value means, on any given date, the value of a Share as determined by the Committee in good faith. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any date is the amount equal to the mean between the high and low prices reported on the New York Stock Exchange (or on any other national securities exchange, including the Nasdaq National Market, on which the Stock is then listed) for that date or, if no Shares were traded on that date, the mean between the high and low prices as reported for the first day prior thereto in which Shares were traded. Notwithstanding the foregoing, the Committee shall, to extent that Section 409A of the Code applies, use a valuation methodology that meets the requirements of Section 409A.

2.17. Grant Date means the date on which an Award is approved by the Committee or such later date as may be directed by the Committee.

2.18. Incentive Stock Option means any Option granted under this Plan that qualifies as an “incentive stock option” under Section 422 of the Code.

2.19. Nonqualified Stock Option means any Option granted under this Plan that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.20. Option means an option that entitles the holder to purchase from the Company a stated number of Shares at the Option Price set forth in an Agreement.

2.21. Option Price means the per-Share price at which a Share may be purchased under an Option or, in the case of a SAR, the per-Share price specified in the SAR Agreement.

2.22. Participant means an Employee or Director who is selected by the Committee in accordance with Article V to receive a Stock Award, an award of Phantom Shares, an Option or a combination thereof.

2.23. Performance Goals means the written goals established by the Committee for a Performance Period as provided in Section 9.04.

2.24. Performance Period means a period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured.

2.25. Phantom Shares means an award of either (a) Stock Units or (b) Stock Appreciation Rights under Article VIII.

2.26. Plan means the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

2.27. Qualified Performance-Based Awards means those Stock Awards and Stock Unit Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code as provided in Article IX of the Plan.

2.28. Securities Act means the Securities Act of 1933, as amended and in effect.

2.29. Share means one share of Stock, as adjusted in accordance with Section 11.01.

2.30. Stock means the common stock of the Company.

2.31. Stock Appreciation Right or SAR means a right to receive payment of the amount by which the Fair Market Value of a Share on the last trading day preceding the date of exercise exceeds the Option Price.

2.32. Stock Award means Stock awarded to a Participant under Article VII.

2.33. Stock Unit means a bookkeeping entry representing the equivalent of one Share.

2.34. Stock Unit Award means Stock Units awarded to a Participant under Article VI.

2.35. Ten Percent Shareholder means an individual who owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate as provided in Section 422(b)(6) of the Code.

ARTICLE III
STOCK SUBJECT TO PLAN

3.01. Stock Subject to Plan.
(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Options and Stock Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.
(b) Subject to the provisions of Section 11.01, the maximum number of Shares that may be issued as Stock Awards or Stock Unit Awards is one million two hundred thousand (1,200,000) Shares.
(c) Subject to the provisions of Section 11.01, the maximum number of Shares for which Incentive Stock Options may be granted pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.
(d) The Shares that may be issued or delivered under the Plan may, as determined by the Committee from time to time, be authorized but unissued Shares, reacquired Shares or both.

3.02. Reallocation and Share Usage.    If (a) an Option or SAR is terminated, in whole or in part, for any reason other than its exercise or (b) any other Award is forfeited, in whole or in part, the number of Shares allocated to the terminated or forfeited Award shall again be available for Awards under this Plan. Notwithstanding the anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under Awards if such shares are: (i) shares that were subject to a Stock-settled Stock Appreciation Right or Option and that were not issued upon the net settlement or net exercise of such Stock Appreciation Right or Option, or (ii) shares delivered to or retained by the Company to pay the Option Price or withholding taxes related to an Award.

ARTICLE IV
ADMINISTRATION

4.01. Administration.
(a) The Plan shall be administered by the Compensation Committee of the Board (or other committee or subcommittee designated by the Board from time to time in its sole discretion). Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Committee’s composition may be structured so that (i) Awards to persons who are subject to Section 16 of the Exchange Act are exempt from liability under Section 16(b) of that Act and (ii) Awards to Covered Employees can be structured to qualify as performance-based compensation as provided under Section 162(m) of the Code.
(b) Notwithstanding subsection (a), the Board (i) shall be solely responsible for making any Awards under the Plan to non-Employee Directors and (ii) may, at any time, otherwise exercise any of the powers and responsibilities assigned the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply.
(c) The Committee shall have the authority to grant Stock Awards, Phantom Shares and Options upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the exercisability, transferability or forfeitability of a Stock Award or an award of Phantom Shares. Notwithstanding any such condition, the Committee may accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an award of Phantom Shares may be exercised and/or settled.
(d) The Committee shall hold its meetings at such times and places as may be determined by the Committee Chairman. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of the members at a meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.
(e) Subject to the express provisions of this Plan, the Committee shall have complete authority to (i) interpret all provisions of this Plan; (ii) prescribe the terms of any Agreement (which need not be identical), (iii) adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan, (iv) amend any Agreement, (v) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Agreement, (vi) determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, (vii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the Option Price for, or purchase price of, such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors, (viii) establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award, (ix) determine whether, and the extent to which, adjustments are required pursuant to Section 11.01 and (x) make all other determinations necessary or advisable in administering this Plan.
(f) The Committee shall also have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Company, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Company or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.
(g) The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee under the Plan. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive on all affected parties. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful. Neither the Committee nor any Employee or Director shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, Stock Award or award of Phantom Shares.

ARTICLE V
ELIGIBILITY FOR GRANTS AND AWARDS

5.01. Eligibility.    Any Employee or Director is eligible to receive an Award under this Plan. The Committee shall have full discretionary authority to determine the persons to whom Awards will be made and the time or times at which such grants will be made.

5.02. Grants and Awards.
(a) The Plan is intended to permit the grant of (i) both Incentive Stock Options and Nonqualified Stock Options, (ii) Stock Awards and (iii) Phantom Shares; provided, that Incentive Stock Options may only be granted to Employees.
(b) The grant of an Award under this Plan shall be entirely in the discretion of the Committee and nothing in the Plan shall be construed as giving any Employee, Director or other person any right receive any Award.
(c) The Committee may accept the cancellation of outstanding Awards and grant a new Awards for the same or different number of shares (if applicable) and under the same or different terms and conditions. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of repricing, replacing or regranting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option or SAR.
(d) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

5.03. Grants to Foreign Nationals.    The Committee may grant Options or make other awards under the Plan to eligible individuals who are foreign nationals on such additional or different terms and conditions as may, in the sole judgment of the Committee, be necessary or appropriate to comply with the provisions of any applicable laws of a foreign country.

ARTICLE VI
OPTIONS

6.01. Award.
(a) In accordance with Article V, the Committee may (i) designate each individual to whom an Option is to be granted, (ii) specify the type of Option being granted and the number of Shares covered by each such Award, and (iii) establish the Option Price and such other terms and conditions as it may deem appropriate for each Option consistent with the Plan. The terms and conditions of any Option granted under the Plan shall be set forth in an Agreement.
(b) Subject to adjustment under Section 11.01, in no event may the number of Shares covered by all Option Awards granted to any one person in any calendar year exceed 250,000.
(c) No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as such and the Company shall honor any such Option as a Nonqualified Stock Option.

6.02. Share Price.    The Option Price shall be determined by the Committee, but shall not be less than the Fair Market Value of a Share as of the Grant Date; provided, however, that the Option Price with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than the Fair Market Value of the Shares on the date such Option is granted if such Option Price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. If an Incentive Stock Option is granted to an individual who is a Ten Percent Shareholder on the Grant Date, the purchase price of the Shares subject to such Option shall not be less than 110% of the Fair Market Value as of the Grant Date.

6.03. Special Rules for Incentive Stock Options.
(a) The aggregate Fair Market Value (determined as of an Option’s Grant Date) for all Incentive Stock Options granted under the Plan (and all other plans of the Company and its Affiliates) that are first exercisable by a Participant in a calendar year shall not exceed $100,000.

6.04. Vesting.    Except as otherwise provided in this Plan or by the Committee, a Participant shall only be entitled to exercise an Option at such time or times as set forth in the applicable Agreement. Unless provided otherwise in the applicable Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option may be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

6.05. Maximum Option Period.    The maximum period during which an Option may be exercised shall be determined by the Committee, except that no Incentive Stock Option shall be exercisable for a period of more than ten years from the date such Option was granted; provided, that the maximum period in which an Option may be exercised shall be five years in the case of an Incentive Stock Option granted to an individual who on the Grant Date is a Ten Percent Shareholder.

6.06. Nontransferability.    Except as provided in Section 13.08, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant (or the Participant’s personal representative). No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.07. Termination of Employment.
(a) Except as provided in subsections (b) or (c) below, in the event a Participant ceases to be an Employee or Director, the Participant may, to the extent he or she was otherwise entitled to exercise any Options at the date of termination, exercise any Options for a period of ninety (90) days (or other period provided in the Agreement or by the Committee) following the date the Participant ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option as of the date he or she ceases to be an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) shall automatically terminate at that time.
(b) In the event a Participant ceases to be an Employee or Director due to Disability, the Participant may, to the extent he or she otherwise was entitled to exercise any Options at the date of such termination, exercise the Option for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date he or she ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option at the date of his or her termination as an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.
(c) In the event that a Participant dies while an Employee or Director, any Options held by the Participant at death may, to the extent the Participant would have otherwise been entitled to exercise the Option at the date of death, be exercised by the Participant’s estate or by any person who acquired the right to exercise the Option by bequest or inheritance (the “Option Beneficiary”) for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date of death (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that, at the time of death, the Participant was not entitled to exercise the Option, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.

6.08. Exercise.    Subject to the other provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as may be set out in the Agreement or established by the Committee. An Option granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.09. Payment.
(a) Except as otherwise provided in the Agreement or by the Committee, payment of the Option Price shall be made in cash or a cash equivalent acceptable to the Committee. To the extent provided in the Agreement or permitted by the Committee, payment of all or part of the Option Price may be made by surrendering Stock to the Company or through withholding of Shares otherwise deliverable upon exercise of the Option. If Stock is used to pay all or part of the Option Price, the sum of the cash (and cash equivalent) and the Fair Market Value (determined as of the last trading day preceding the date of surrender) of the surrendered Shares must not be less than the total Option Price of the Shares for which the Option is being exercised.
(b) To the extent permitted in the Agreement or by the Committee, an Option may, in accordance with such rules and procedures as may be established by the Committee, be exercised through a cashless exercise procedure involving a broker or dealer to pay the Option Price and/or to satisfy any withholding tax obligations related to the Option.

6.10. Shareholder Rights.    No Participant shall have any rights as a shareholder to Shares subject to an Option until the date the Shares for which an Option has been exercised have been issued to the Participant, except that the Committee may authorize dividend equivalent accruals with respect to such Shares.

6.11. Disposition of Stock.    A Participant shall notify the Company of any sale or other disposition of Shares acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company (or the Secretary’s designee).

ARTICLE VII
STOCK AWARDS

7.01. Award.
(a) In accordance with Article V, the Committee may (i) designate each individual to whom a Stock Award is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. If, as a condition for a Stock Award, the Participant is required to make payment for the awarded Shares, such purchase price shall be paid as provided in the Agreement. The terms and conditions of any Stock Award under the Plan shall be set forth in an Agreement.
(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Stock Awards granted to any one person in any calendar year exceed 250,000.

7.02. Vesting.
(a) Except as otherwise provided by the Committee, a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for such period of time, until the satisfaction of such performance conditions or until the satisfaction of such other conditions or requirements as may be set forth in the Agreement.
(b) Except as provided in the Agreement or by the Committee, a nonvested Stock Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

7.03. Shareholder Rights.    Except as otherwise provided in the Agreement, during the period that the Shares granted pursuant to a Stock Award are forfeitable, a Participant shall have all rights of a shareholder with respect to such Shares (unless and until forfeited), including the right to receive dividends and vote the Shares; provided, however, that during such period (i) a Participant may not (except as provided in Section 13.08) sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the Shares granted pursuant to a Stock Award, and (iii) the Participant shall deliver to the Company a stock power (endorsed in blank) or take such other actions as may be required by the Committee with respect to each Stock Award. The Committee will determine whether any dividends or distributions for such Shares will be automatically reinvested in additional Shares and subject to the same restrictions on transferability as the Stock Award with respect to which they were distributed or whether such dividends or distributions will be paid in cash. The preceding limitations shall cease to apply as of the date the Shares subject to the Stock Award become transferable and cease to be forfeitable.

ARTICLE VIII
PHANTOM SHARE AWARDS

8.01. Award.
(a) In accordance with the provisions of Article V, the Committee may (i) designate each individual to whom an Award of Stock Units or SARs is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. The terms and conditions of any such award under the Plan shall be set forth in an Agreement.
(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Phantom Share Awards granted to any one person in any calendar year exceed 250,000.

8.02. Provisions Applicable to SARs.
(a) SARs may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6.01. Any SAR granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All tandem SARs shall have the same Option Price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate.
(b) Subject to the other provisions of this Plan and the applicable Agreement, a freestanding SAR may be exercised in whole at any time or in part from time to time at such times and in accordance with such requirements as may be set out in the Agreement or established by the Committee; provided that a freestanding SAR may only be exercised when the value of a Share exceeds the per-Share Option Price.
(c) A freestanding SAR granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the freestanding SAR could be exercised. A partial exercise of a freestanding SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the freestanding SAR.
(d) To the extent not previously exercised, all vested freestanding SARs shall (except as otherwise provided in the Agreement) automatically be exercised on the last trading day prior to expiration, unless the Participant instructs the Company otherwise in writing before that date.
(e) In addition, all freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Sections 6.02, 6.05 and 6.07.

8.03. Payment.    The amount payable under a Phantom Share Award may be paid or settled (i) by the Company by issuing Stock (in whole Shares) and cash for any fractional Share, (ii) in cash or (iii) in a combination thereof

8.04. Shareholder Rights.    No Participant shall, as a result of receiving an Award of Phantom Shares, have any rights as a shareholder until and to the extent the Shares are issued to a Participant as payment of a Phantom Share award, except that the Committee may authorize dividend equivalent accruals with respect to such Awards.

8.05. Nontransferability.    Except as provided in Section 13.08, Phantom Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Phantom Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.06. Forfeiture of Stock Unit Awards.    Except as provided in the Agreement or by the Committee, a nonvested Stock Unit Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

ARTICLE IX
QUALIFIED PERFORMANCE-BASED AWARDS

9.01. Scope and Purpose.    The purpose of this Article is to enable the Committee to make Awards that are structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code; provided, however, that the failure to designate an Award as a Qualified Performance-Based Award shall not mean that such Award does not constitute “performance-based compensation” if the Award otherwise meets the requirements under Section 162(m) or any regulations thereunder. The Committee shall establish such additional terms and conditions as it may deem appropriate for such an Award. Notwithstanding anything herein to the contrary, Awards that are not intended to be structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be subject to such performance-based vesting and other conditions as the Committee may determine in addition to or separate from those described in this Article.

9.02. Applicability.    Grants may be made under this Article to Covered Employees or to those Employees who the Committee determines may become Covered Employees in the period covered by an Award.

9.03. Awards.
(a) The Committee shall establish the applicable Performance Period and Performance Goal(s) for each Award. The Committee may establish (i) different Performance Periods for different Participants and (ii) concurrent or overlapping Performance Periods.
(b) A Participant will, as determined by the Committee, be entitled to the grant made under a Qualified Performance-Based Award only if (and to the extent) the applicable Performance Goal(s) are achieved within the applicable Performance Period; provided that the Committee may reduce or eliminate a Qualified Performance-Based Award to the extent it deems necessary or appropriate.
(c) The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period shall be the Share limit set forth in Sections 6.01(b), 7.01(b) or 8.01(b), whichever is applicable.
(d) No adjustment of any Qualified Performance-Based Award pursuant to Section 11.01 shall be made except on such basis, if any, as will not cause such Award to cease to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

9.04. Establishment of Performance Goals.
(a) All Performance Goals shall (i) be objective, (ii) be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m)) and (iii) otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goals be substantially uncertain at the time established.
(b) The Committee shall establish the applicable Performance Goals for a Performance Period based upon the applicable performance criteria set forth in subsection (c) below. After the end of the applicable Performance Period, the Committee shall certify (in writing) the extent to which any such Performance Goals have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any Performance Goals, the number of Shares issued under or the amount paid under an award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.
(c) For purposes of this Article, “performance criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) profit/loss or profit margin; (ix) working capital; (x) return on equity or capital; (xi) earnings per share; (xii) stock price; (xiii) price/earnings ratio; (xiv) debt or debt-to-equity; (xv) balance sheet measurements; (xvi) cash or assets; (xvii) liquidity; (xviii) economic value added (“EVA”); (xix) operations; (xx) mergers and acquisitions or divestitures; and/or (xxi) franchisee operations and other industry-specific factors (such as average daily room rates, room occupancy rates, room turnover, customer satisfaction, revenue and/or royalties per available room, executed franchise contracts, number of franchises and like factors).
(d) To the extent consistent with Section 162(m) of the Code, the Committee (i) may appropriately establish performance criteria that either disregards or takes into account the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately establish performance criteria that either includes or excludes gains and losses related to any of the following events that occurs during a performance period: (A) the sale of assets, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs and (E) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

ARTICLE X
DEFERRAL OF PAYMENTS

10.01. Deferral Elections.    To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish consistent with Section 409A of the Code.

10.02. Deferral Account.    The deferred Awards shall be credited to a bookkeeping account maintained by the Company in the name of the Participant. Any dividends or other distributions on credited Shares also shall be credited to that account. Such amounts may, as provided in the Agreement or determined by the Committee, be credited with a reasonable rate of interest or invested in additional deferred Shares.

10.03. Applicable Legal Requirements.    The deferral of any Award under this Article shall comply and be administered consistent with Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment (or the acceleration of the delivery of deferred Shares or other deferred payments) for any Award be allowed if the Committee determines that the deferral would result in a violation of the requirements of Section 409A for deferral elections and/or the timing of payments. Any Agreement may be reformed by the Committee to the extent necessary or appropriate to comply with the requirements of Section 409A.

ARTICLE XI
ADJUSTMENTS

11.01. Adjustments for Changes in Capital Structure.    The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award may be proportionately (or otherwise equitably) adjusted as the Committee shall determine in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.

ARTICLE XII
CHANGE IN CONTROL

12.01. Change of Control.
(a) In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to one or more of the outstanding Awards:
(i) Provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options may be structured to satisfy, in the determination of the Committee, the requirements of Code section 424(a);
(ii) Provide that such Awards shall terminate upon consummation of the Change of Control and each Participant shall receive, in exchange therefor, a payment in securities, cash or a combination of the two equal to:
(A) in the case of an Option, the Fair Market Value of the Shares payable under such Option as of the last trading day preceding the date on which the Change in Control takes place (net of the Option Price);
(B) in the case of a SAR, the amount payable under the SAR as of the last trading day preceding the date on which the Change in Control takes place; or
(C) in the case of any other Award, the Fair Market Value of the Shares subject to the Award as of the last trading day preceding the date on which the Change in Control takes place.
(iii) vest Awards and require that any Options or SARs be exercised at such time and upon such conditions as the Committee may determine (with any unexercised Awards terminating upon expiration of the time period for exercise).
Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code.

12.02. Vesting Upon a Change in Control.
(a) Notwithstanding any other provision of the Plan to the contrary, if a “Change of Control” occurs and the Participant’s employment with the Company terminates as described in subsection (b) below, the following shall (except as otherwise provided by the Committee or in the Agreement) occur:
(i) All Options and SARs that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and exercisable in full;

(ii) All Stock and Stock Unit Awards (including any Qualified Performance-Based Awards) that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and any restrictions shall lapse, and;
(iii) for any Awards with performance-based requirements that are outstanding at the time the Participant’s employment with the Company terminates, all uncompleted performance periods at the time of such Change of Control shall be deemed to have been completed, the maximum level of performance set forth under the Agreement shall be deemed to have been attained and each such outstanding Award granted to each Participant for all outstanding Performance Periods shall become payable to each Participant.
Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code, and, in the case of a Participant to whom Section 409A(a)(2)(B)(i) applies, payment shall, to the extent required under that Section 409A, be delayed for six months following the Participant’s termination as an Employee.
(b) This Section shall (except as otherwise provided by the Committee or in the Agreement) apply in the event that the Participant’s employment terminates within two years of the Change of Control under either of the circumstances described below:
(i) The Participant’s employment as an Employee is terminated by the Company other than for Cause: or
(ii) The Participant terminates his or her employment as an Employee for good reason (as defined in subsection (c) below).
(c) For purposes of this Section, “good reason” shall mean (i) a significant reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) the relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) any reduction in a Participant’s base salary, (iv) a significant change in the Company’s annual bonus program adversely affecting the Participant, or (v) a significant reduction in the other employee benefits provided to a Participant.

12.03. Gross-up Payment.    In the event of a Change of Control as defined under Section 280G of the Code, if the vesting of Awards and/or payment of Awards under this Plan and/or payments of amounts under any other agreement with or plan of the Company (in the aggregate the “Total Payments”) subject all or any part of the Total Payments to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall (except as otherwise provided by the Committee or in the Agreement) pay to the Participant in cash an additional amount (the “Additional Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax imposed upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Additional Payment provided for by this Paragraph C, and any employment tax (including FICA and FUTA) upon such Additional Payment, shall be equal to the amount of Total Payments prior to such taxes. Such Additional Payment shall be made by the Company to the Participant as soon as practicable but in no event later than two and one-half (2 1/2) months after the year in which such Excise Tax or other tax liability is incurred. The determination of whether any of the Total Payments to a Participant will be subject to the Excise Tax, the calculation of parachute value under Section 280G of the Code of the Total Payments, and calculation of the Additional Payment, shall be made by a Certified Public Accounting firm jointly agreed to by the Company and the Participant.

ARTICLE XIII
OTHER PROVISIONS FOR GRANTS AND AWARDS

13.01. Tax Withholding Requirements.
(a) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any required statutory federal, state and/or local withholding tax obligations that arise by reason of an Option exercise or other Award prior to delivery of any Shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
(b) To the extent provided in the Agreement or permitted by the Committee, the Participant may (to the extent permitted under Section 409A of the Code) elect to have any such withholding obligations satisfied, in whole or in part, by having the Company’s withhold Shares subject to the Option or other Award, but not to exceed an amount equal to the minimum prescribed statutory withholding amount. The value of any Shares so withheld shall be determined based on the Fair Market Value as of the last trading day preceding the date the Shares are withheld for this purpose.
(c) Notwithstanding anything else herein to the contrary, in the event of a cashless exercise of an Option, the Fair Market Value for tax withholding purposes shall be the per-Share price at which the Shares were sold by the broker in executing the cashless exercise.

13.02. Withdrawal.    A Participant may at any time elect in writing to abandon an Award under the Plan.

13.03. Forfeiture Upon Termination For Cause.    In the event that a Participant’s status as an Employee or Director is terminated for Cause, all of the Participant’s outstanding unexercised Options and unpaid Awards shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate as of the date he or she ceases to be an Employee or Director.

13.04. Registration, Listing and Qualification of Stock.
(a) No Option or SAR shall be exercisable, no Stock shall be issued or delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance.
(b) Any Shares issued pursuant to this Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Awards shall be granted, Options or SARs shall be exercised, Shares shall be issued and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

(c) Any person exercising an Option or SAR or receiving Stock under any other Award shall make such representations, warranties and agreements and furnish such information as the Committee or the Company may request to assure compliance with the foregoing or any other applicable legal requirements.

13.05. Corporate Restrictions.
(a) Any Stock to be issued pursuant to an Award shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.
(b) The Committee may provide that the Shares issued upon exercise of an Option or SAR or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or SAR or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.06. Investment Representations.    The Company shall be under no obligation to issue any Shares pursuant to any Award unless the Shares have been effectively registered under the Securities Act of 1933 or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such Shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

13.07. Registration.    If the Company shall deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any Stock issued or to be issued pursuant to an Award, or to qualify any such Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, the Company shall take such action at its own expense. The Company may require from each Participant such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose.

13.08. Transferability of Options, Stock Awards and Phantom Shares.    Notwithstanding any other provision of the Plan, the Committee may permit a Nonqualified Stock Option, Stock Award or Phantom Share Award to be transferred by a Participant to a family member (as defined in the General Instructions for the Form S-8) as a gift (or otherwise without payment of any consideration) on such terms and conditions as may be permitted under applicable law (or otherwise established by the Committee). Except as otherwise established by the Committee, the transferee shall be bound by the terms and conditions set forth in the Agreement for the transferred Award; provided, however that such transferee may not transfer Option or award except by will or the laws of descent and distribution.

13.09. Applicable Legal Requirements.    All Awards shall, to extent applicable, comply and be administered in accordance with the rules and requirements of Section 409A of the Code. To extent necessary to ensure such compliance, the Committee may reform any Agreement to the extent it determines that the Agreement does not comply with Section 409A.

ARTICLE XIV
AMENDMENT AND TERMINATION

14.01. Amendment.
(a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required at such time to qualify for any exemption from Section 16 of the Exchange Act or by any other applicable law, regulation, rule or order.
(b) No amendment may be made that would cause an Option or other Award not to qualify for exemption under Section 16 of the Exchange Act.
(c) Except as otherwise provided in the Plan or the Agreement, no amendment of the Plan shall, without the written consent of a Participant adversely affect the rights of the Participant with respect to an Option or other Award prior to the date of the amendment or termination (except to the extent necessary to comply with any applicable law, regulation, rule or order).
(d) Notwithstanding anything herein or in any Agreement to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for Options or any other Awards made under the Plan to qualify for any exemption provided under Section 16 of the Exchange Act and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Options or other Award previously issued under the Plan. In the event of such an amendment to the Plan, the holder of any Option or other Award shall, upon request of the Board and as a condition for exercising of such Option, obtaining such other award, execute a conforming amendment in the form prescribed by the Board to the Agreement within such reasonable period of time as the Board shall specify in such request.

14.02. Termination.    The Board shall have the right to terminate the Plan at any time; provided, that no such termination shall, except as otherwise provided in any Agreement, terminate any outstanding Option or other award previously granted under the Plan or adversely affect the rights of such Participant without his or her written consent. No new Awards may be granted under the Plan on or after the date of termination.

ARTICLE XV
GENERAL PROVISIONS

15.01. Government Regulations.    The rights of Participants and the obligations of the Company hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental agency.

15.02. Unfunded Plan.    The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

15.03. Effect on Employment and Service.    Neither the adoption of this Plan, its operation, nor the issuance of any Awards hereunder shall confer upon any individual any right to continue as an Employee or Director of the Company or an Affiliate, or in any way affect any right and power of the Company or an Affiliate to terminate the employment or discontinue the service of any individual at any time with or without assigning a reason therefor.

15.04. Costs and Expenses.    Except as otherwise provided by the Board, all costs and expenses of administering the Plan shall be paid by the Company.

15.05. Proceeds from Sale of Stock.    Proceeds from the purchase of Shares by a Participant under the Plan may be used by the Company for any business purpose.

15.06. Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof). The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

15.07. Rules of Construction.    Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law and any regulation, rule or other formal guidance thereunder.

15.08. Invalidity.    If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

CHOICE HOTELS INTERNATIONAL, INC.
2006 LONG-TERM INCENTIVE PLAN
AMENDMENT

The Plan is hereby amended, effective January 1, 2009, as follows:

1. Section 2.34 of the Plan is hereby amended in its entirety to read as follows:
2.34 Stock Unit Award. Stock Unit Award means Stock Units awarded to a Participant under Article VIII.

2. Section 3.01(a) of the Plan is hereby amended in its entirety to read as follows:
(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

3. Section 10.01 of the Plan is hereby amended in its entirety to read as follows:
10.01 Deferral Elections.
(a)     To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer payment of all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish in accordance with Section 409A of the Code (and any regulations thereunder). Notwithstanding the terms of any Agreement to the contrary, such an election may only be made in the following circumstances:

(i) A Participant may elect to defer payment of an Award within thirty (30) days of the date of grant, provided that the election (A) is made more than one (1) year prior to the date any portion of the Award becomes vested, and (B) meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder); and
(ii) A Participant may elect to further defer the date when the payment of an Award is to be made, provided that: (A) the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin; (B) the election does not become effective for twelve (12) months; (C) the date on which payment is to be made is delayed for at least five (5) years following the date payment is otherwise scheduled to begin; and (D) the election meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder).
(b)    Notwithstanding the terms of any Agreement to the contrary, the distribution of any Awards subject to Section 409A of the Code shall be made in accordance with Section 409A (and any regulations thereunder). For any such distribution to be made upon the Participant’s termination, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder). Except as otherwise provided in the deferral election or the Agreement, any such distribution that is to be made upon termination shall be made within ninety (90) days of such termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such distribution shall not be made until expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death).
(c) Notwithstanding any other provision of the Plan to the contrary, a Participant may, to the extent permitted by the Company consistent with Section 409A of the Code, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting) hereunder either (i) by direct payment or (ii) through the withholding of such amounts from nondeferred Awards or other compensation due the Participant. In the alternative, the Company may, in its sole discretion, offset such taxes against the Participant’s deferred Award to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations under Section 409A.

4. Section 11.01 of the Plan is hereby amended in its entirety to read as follows:
11.01. Adjustments for Changes in Capital Structure. The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award shall be automatically adjusted proportionately in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. Notwithstanding the foregoing or the terms of any Agreement to the contrary, any adjustments required hereunder for any Award shall, to the extent necessary to comply with Section 409A of the Code, be made in accordance with Section 409A (and any regulations thereunder).

5. The last sentence of Section 12.01 is hereby amended in its entirety to read as follows:
Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid upon a Change of Control to the extent that the Change of Control event qualifies as such under Section 409A (and any applicable regulations thereunder).

6. The last sentence of Section 12.02(a) of the Plan is hereby amended by the addition of the following new sentence at the end thereof:
Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid hereunder to extent permitted under Treas. Reg. Section 1.409A-3(c) (or other applicable regulation under Section 409A). Any such payment shall be made within ninety (90) days of the date of termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such payments shall not be made until the expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death). For purposes of the foregoing, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder).

7. Section 12.02(c) of the Plan is hereby amended in its entirety to read as follows:
For purposes of this Section, “good reason” shall mean (i) a material reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) a material relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) a material reduction in a Participant’s base salary, (iv) a material change in the Company’s annual bonus program adversely affecting the Participant, or (v) a material reduction in the other employee benefits provided to a Participant.

8. Section 12.03 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:
Notwithstanding the foregoing or the terms of any Agreement to the contrary, to the extent that Section 409A of Code applies, the amount of the gross-up (a) shall not exceed the amount permitted under Treas. Reg. Section 1.409A-3(i)(1)(v) (or any other applicable regulation under Section 409A) and (b) shall be paid as soon as administratively feasible, but in no event later than the end of the Participant’s tax year next following the Participant’s taxable year in which the Participant remits the related taxes.

9. Section 13.09 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:
To the extent applicable, the Plan and all Agreements are intended to comply with the distribution and other requirements under Section 409A of the Code and shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder). To the extent necessary, the Committee may reform any such Agreement to the extent it determines that the Agreement does not comply with Section 409A.

AMENDMENT TO
CHOICE HOTELS INTERNATIONAL, INC.
2006 LONG-TERM INCENTIVE PLAN

The Plan is hereby amended, effective April 29, 2010, as follows:

A.    Section 3.01(a) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Awards under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

B.    Section 3.01(b) of the Plan is hereby amended by increasing the number of Shares that may be issued as Stock Awards or Stock Unit Awards by one million forty-three thousand four hundred seventy-eight (1,043,478) for a total of two million two hundred forty-three thousand four hundred seventy-eight (2,243,478).

C.    Section 3.01(c) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Incentive Stock Options under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

D.    Section 4.01(b) of the Plan is deleted in its entirety and replaced with the following:
Notwithstanding subsection (a), the Board may, at any time, otherwise exercise any of the powers and responsibilities assigned to the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply. Awards to non-employee Directors shall be made solely by non-employee Directors.

E.    The last sentence of Section 5.02(c) of the Plan is deleted and replaced with the following:
Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of re-pricing, replacing or re-granting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, (iii) take any other action that (whether in the form or an amendment, cancellation or replacement grant) that has the effect of re-pricing an Option or SAR, or (iv) substitute, replace or exchange an Option for any other Award or cash if the Option Price exceeds Fair Market Value.

F.    Section 7.02 of the Plan is amended to add the following subsection (c):
(c) Notwithstanding the foregoing, for all grants with a Grant Date after April 29, 2010, Stock Awards granted pursuant to this Section 7 and Stock Units granted pursuant to Section 8 that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date; provided, however, that (i) up to five percent of the shares available for issuance under this Plan as of April 29, 2010, may be granted pursuant to this Plan without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalents issues in connection with any Awards granted at any time under this Plan shall not be subject to or counted for either these restrictions or this five percent limit. The foregoing five percent limit shall be subject to the adjustment provisions of Section 11.01 and the share usage rules of Section 3.01 and 3.02. For all grants made with a Grant Date after April 29, 2010, Stock Awards and Stock Units that vest by achieving performance targets shall not vest in full in less than one (1) year from the Grant Date. With respect to Awards granted after April 29, 2010, if the Board accelerates vesting of Stock Awards or Stock Units, except in the case of: (1) a Participant’s death or disability, (2) acceleration required by binding commitments or agreements the Company has entered into prior to April 29, 2010, or (3) as specified in Article 12, the shares subject to such Stock Award or Stock Units shall be deducted from the five percent limitation.

G.    Article 8.01(a) is amended to add the following sentence:
Stock Units shall be subject to the vesting provisions set forth in Section 7.02 above.

H.    Section 12.03 of the Plan is deleted in its entirety.
Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

AMENDMENT TO
CHOICE HOTELS INTERNATIONAL, INC.
2006 LONG-TERM INCENTIVE PLAN

The 2006 Long-Term Incentive Plan (“Plan”) is hereby amended, effective April 25, 2013, as follows:

A.        Section 3.01(a) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Awards under the Plan by three million (3,000,000) for a total of seven million six hundred thousand (7,600,000).

B.        Section 3.01(b) of the Plan is hereby amended by increasing the number of Shares that may be issued as Stock Awards or Stock Unit Awards by two million two hundred fifty thousand (2,250,000) for a total of four million four hundred ninety-three thousand four hundred seventy-eight (4,493,478).

C.        Section 3.01(c) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Incentive Stock Options under the Plan by three million (3,000,000) for a total of seven million six hundred thousand (7,600,000).
Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

CHOICE HOTELS INTERNATIONAL®

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 24, 2015.

Vote by Internet

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, Three and Four.

1. Election of eight Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Barbara T. Alexander	☐	☐	02 - Stewart Bainum, Jr.	☐	☐	03 - Stephen P. Joyce	☐	☐
04 - Monte J. M. Koch	☐	☐	05 - Liza K. Landsman	☐	☐	06 - Scott A. Renschler	☐	☐
07 - Ervin R. Shames	☐	☐	08 - Gordon A. Smith	☐	☐			

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Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting. ☐

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